UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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JOHNSON & JOHNSON
(Name of Registrant as Specified in Its Charter)

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Notice of Annual Meeting
and Proxy Statement

March 12, 2008

The Annual Meeting of Shareholders of Johnson & Johnson will be held on Thursday, April 24, 2008 at 10:00 a.m. at the Hyatt Regency Hotel, Two Albany Street, New Brunswick, New Jersey, to:

1.	Elect Directors;
2.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2008; and
3.	Transact such other business, including action on a shareholder proposal, as may properly come before the meeting.

Shareholders are cordially invited to attend the meeting. Please note our Admission Card procedures:

•	If you are a registered shareholder, there is a box on the proxy card that you should mark to request an Admission Card if you plan to attend.

•	If you are a registered shareholder and vote via the Internet or by telephone, there will be applicable instructions to follow when voting to indicate if you would like to receive an Admission Card.

•	If you are a shareholder whose shares are not registered in your own name and you plan to attend, you must request an Admission Card by writing to the Office of the Corporate Secretary, Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. Evidence of your stock ownership, which you can obtain from your bank or broker, must accompany your letter.

If you are unable to attend the meeting, you will be able to access the meeting via the Internet. The Company will broadcast the meeting as a live Webcast through the Johnson & Johnson Web site at www.jnj.com. The Webcast will remain available for replay for three months following the meeting. Visit the Johnson & Johnson Web site at www.jnj.com and click on the Calendar of Events in the Investor Relations section for details.

By order of the Board of Directors,

Steven M. Rosenberg
Secretary

YOU CAN VOTE IN ONE OF FOUR WAYS:

(1)	Visit the Web site noted on your proxy card to vote via the Internet;

(2)	Use the telephone number on your proxy card to vote by telephone;

(3)	Sign, date and return your proxy card in the enclosed envelope to vote by mail; or

(4)	Attend the meeting in person.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 24, 2008: The Proxy Statement and Annual Report to Shareholders are available at www.investor.jnj.com/fin-reports.cfm.

GENERAL INFORMATION

Shareholders Entitled to Vote.  Holders of record of shares of the Common Stock of the Company at the close of business on February 26, 2008, are entitled to notice of and to vote at the Annual Meeting of Shareholders and at any and all adjournments or postponements of the meeting. Each share entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. On the record date there were 2,829,779,228 shares outstanding.

Other than the election of Directors, which requires a plurality of the votes cast, each matter to be submitted to the shareholders requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast “For” or “Against” are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

How to Vote.  Shareholders of record (that is, shareholders who hold their shares in their own name) can vote any one of four ways:

(1) Via Internet: Go to the Web site listed on your proxy card to vote via the Internet. You will need to follow the instructions on your proxy card and the Web site. If you vote via the Internet, you may incur telephone and Internet access charges.

(2) By Telephone: Call the telephone number on your proxy card to vote by telephone. You will need to follow the instructions on your proxy card and the voice prompts.

(3) By Mail: Sign, date and return your proxy card in the enclosed postage-paid envelope. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

(4) In Person: Attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote by ballot.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, do not return your proxy card.

If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet and/or telephone voting also will be offered to shareholders owning shares through most banks and brokers.

Changing Your Vote.  You may change your vote at any time before the proxy is exercised. If you voted by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary. If you voted via the Internet or by telephone you may also change your vote with a timely and valid later Internet or telephone vote, as the case may be, or by voting by ballot at the meeting. Attendance at the meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to the Secretary before the proxy is exercised or you vote by ballot at the meeting.

Proxy Solicitation.  The accompanying proxy is solicited by the Board of Directors of the Company. This Proxy Statement is being mailed to the shareholders on or about March 12, 2008 concurrently with the mailing of the Company’s 2007 Annual Report to Shareholders. In addition to this solicitation by mail, several regular employees of the Company may solicit proxies in person or by telephone. The Company has also retained the firm of Georgeson Shareholder Communications, Inc. to aid in the solicitation of brokers, banks and institutional and other shareholders for a fee of approximately $15,000, plus reimbursement of expenses. All costs of the solicitation of proxies will be borne by the Company. On the accompanying proxy, a shareholder may substitute the name of another person in place of those persons presently named as proxies. In order to vote, a substitute must present adequate identification to the Secretary before the voting occurs.

Electronic Access to Proxy Materials and Annual Report.  This Proxy Statement and the Company’s 2007 Annual Report are available on the Company’s Web site at www.investor.jnj.com/fin-reports.cfm. Instead of receiving paper copies of next year’s Proxy Statement and Annual Report by mail, shareholders can elect to receive an e-mail message that will provide a link to those documents on the Internet. By opting to access your proxy materials via the Internet, you will save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources. Johnson & Johnson shareholders who have enrolled in the electronic access service previously will receive their materials online this year.

Shareholders of record may enroll in the electronic proxy and Annual Report access service for future Annual Meetings of Shareholders by registering online at www.computershare.com/US/ecomms, or www.econsent.com/jnj for employees holding shares in one of the Johnson & Johnson employee savings plans. If you vote via the Internet, simply follow the prompts that will link you to that Web site. “Street name” shareholders who wish to enroll for electronic access should review the information provided in the proxy materials mailed to them by their bank or broker.

Reduce Duplicate Mailings.  The Company is required to provide an Annual Report to all shareholders who receive this Proxy Statement. If you are a shareholder of record and have more than one account in your name or at the same address as other shareholders of record, you may authorize the Company to discontinue duplicate mailings of future Annual Reports. To do so, mark the designated box on each proxy card for which you wish to discontinue receiving an Annual Report. If you are voting via the Internet or by telephone, you can either follow the prompts when you vote or give the Company instructions to discontinue duplicate mailings of future Annual Reports. Street name shareholders who wish to discontinue receiving duplicate mailings of future Annual Reports should review the information provided in the proxy materials mailed to them by their bank or broker.

Johnson & Johnson Employee Savings Plans.  If you are an employee and hold shares in one of the Johnson & Johnson employee savings plans, you will receive one proxy card which covers those shares held for you in your savings plan, as well as any other shares registered in your own name. If you vote via the Internet, by telephone or by mail, as described above, by 5:00 p.m. (Eastern) on April 22, 2008, the Trustee of your savings plan will vote your shares as you have directed (your voting instructions will be kept confidential from the Company). In accordance with the terms of the Johnson & Johnson Savings Plan and the Johnson & Johnson Puerto Rico Retirement Savings Plan, if you hold shares in either Plan and do not vote, the Plan Trustee will vote your shares in direct proportion to the shares held in that Plan for which votes will be cast. If you hold shares in any other Johnson & Johnson employee savings plan, including the Johnson & Johnson Savings Plan for Union Represented Employees, and do not vote, the Plan Trustee will not vote your shares. Participants in the Johnson & Johnson employee savings plans may attend the Annual Meeting. However, shares held in those plans can only be voted as described in this paragraph, and cannot be voted at the meeting.

Shareholder Proposals.  To be included in the Proxy Statement and proxy card for the 2009 Annual Meeting of Shareholders, a shareholder proposal must be received by the Company at its principal office on or before November 12, 2008. In addition, under the terms of the Company’s By-Laws, a shareholder who intends to present an item of business at the 2009 Annual Meeting of Shareholders (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide notice of such business to the Company on or before November 12, 2008. Proposals and other items of business should be directed to the attention of the Secretary at the principal office of the Company, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933.

ITEM 1: ELECTION OF DIRECTORS

Nominees.  There are 12 nominees for election as Directors of the Company to hold office until the next Annual Meeting and until their successors have been duly elected and qualified.

If the enclosed proxy is properly executed and received in time for the meeting, it is the intention of the persons named in the proxy to vote the shares represented thereby for the persons nominated for election as Directors unless authority to vote shall have been withheld. If any nominee should refuse or be unable to serve, an event which is not anticipated, the proxy will be voted for such person as shall be designated by the Board of Directors to replace such nominee or, in lieu thereof, the Board of Directors may reduce the number of Directors.

Except for William D. Perez, who was appointed to the Board of Directors in June 2007, all of the nominees were elected to the Board at the last Annual Meeting. All of the nominees are currently serving as Directors of the Company.

Following are summaries of the background, business experience and descriptions of the principal occupations of the nominees.

Mary Sue Coleman, Ph.D., President, University of Michigan

Dr. Coleman, 64, was elected to the Board of Directors in 2003 and is a member of the Audit Committee and the Science & Technology Advisory Committee. She has served as President of the University of Michigan since August 2002, after having served as President of the University of Iowa from 1995 to July 2002. In addition to her current position as President, Dr. Coleman is a professor of biological chemistry in the University of Michigan Medical School and a professor of chemistry in the University of Michigan College of Literature, Science and the Arts. Prior to 1995, Dr. Coleman served as Provost and Vice President for Academic Affairs at the University of New Mexico, Vice Chancellor for Graduate Studies & Research and Associate Provost and Dean of Research at the University of North Carolina at Chapel Hill, and a member of the biochemistry faculty and an administrator at the Cancer Center of the University of Kentucky in Lexington. Elected to the National Academy of Sciences’ Institute of Medicine in 1997, Dr. Coleman is a Fellow of the American Academy of Arts and Sciences and the American Association for the Advancement of Science. Dr. Coleman is a Director of Meredith Corporation and a Trustee of the John S. and James L. Knight Foundation and the Gerald R. Ford Foundation.

James G. Cullen, Retired President and Chief Operating Officer, Bell Atlantic Corporation

Mr. Cullen, 65, was elected to the Board of Directors in 1995 and is the Presiding Director of the Board, Chairman of the Audit Committee and a member of the Nominating & Corporate Governance Committee. Mr. Cullen retired as President and Chief Operating Officer of Bell Atlantic Corporation (communications) in 2000. He had assumed those positions in 1998, after having been Vice Chairman since 1995 and, prior to that, President since 1993. He was President and Chief Executive Officer of Bell Atlantic-New Jersey, Inc. from 1989 to 1993. He is a Director of Neustar, Inc., Prudential Financial, Inc. and Eisenhower Medical Center and a Director and non-executive Chairman of Agilent Technologies, Inc.

Michael M. E. Johns, M.D., Chancellor, Emory University

Dr. Johns, 66, was elected to the Board of Directors in 2005 and is a member of the Compensation & Benefits Committee and the Science & Technology Advisory Committee. He has served since October 2007 as Chancellor of Emory University. From 1996 to 2007, Dr. Johns served as Executive Vice President for Health Affairs and Chief Executive Officer of the Robert W. Woodruff Health Sciences Center of Emory University. As the Executive Vice President for Health Affairs, he oversaw Emory University’s widespread academic and clinical programs in health sciences and led strategic planning initiatives for both patient care and research. In addition, from 1996 to 1997, he served as the Chairman of the Board of Emory Healthcare, the largest health care system in Georgia. From 1990 to 1996, Dr. Johns served as Dean of the Johns Hopkins School of Medicine and Vice President of the Medical Faculty at Johns Hopkins University. Dr. Johns is Past Chair of the Council of Teaching Hospitals, a fellow of the American Association for the Advancement of Science and a member of the Institute of Medicine. He is a member of the editorial board of the Journal of the American Medical Association (JAMA) and chairs the Publication Committee of the journal Academic Medicine. Dr. Johns is a Director of Genuine Parts Company.

Arnold G. Langbo, Retired Chairman and Chief Executive Officer, Kellogg Company

Mr. Langbo, 70, was elected to the Board of Directors in 1991 and is a member of the Nominating & Corporate Governance Committee and Chairman of the Compensation & Benefits Committee. Mr. Langbo retired as Chairman of Kellogg Company (cereals and convenience foods) in 2000. He had held that position since 1992 after having been President and Chief Operating Officer of Kellogg since 1990. He also served as Chief Executive Officer from 1992 until 1999. Mr. Langbo joined Kellogg Canada Inc. in 1956 and served in a number of management positions in Canada and the United States before being named President of Kellogg International in 1986. Mr. Langbo is a Director of The Hershey Company, Weyerhaeuser Company and Whirlpool Corporation.

Susan L. Lindquist, Ph.D., Member and Former Director, Whitehead Institute for Biomedical Research; Professor of Biology, Massachusetts Institute of Technology

Dr. Lindquist, 58, was elected to the Board of Directors in 2004 and is a member of the Science & Technology Advisory Committee and the Public Policy Advisory Committee. Since 2001, Dr. Lindquist has been a member of the Whitehead Institute, a non-profit, independent research and educational institution, a Professor of Biology at the Massachusetts Institute of Technology and an Investigator of the Howard Hughes Medical Institute (HHMI). Dr. Lindquist served as Director of the Whitehead Institute from 2001 to 2004 and became an HHMI Investigator in 2006. Previously she had been affiliated with the University of Chicago for more than 20 years, and was the Albert D. Lasker Professor of Medical Sciences in the Department of Molecular Genetics and Cell Biology and an HHMI Investigator. She was elected to the American Academy of Arts and Sciences in 1996, the National Academy of Sciences in 1997, the American Philosophical Society in 2003 and the Institute of Medicine in 2006. Dr. Lindquist has received the 2008 Genetics Society of America Medal, the Sigma Xi William Proctor Prize for academic achievement (2006), the Dickson Prize in Medicine (2002) and the Novartis Drew Award in Biomedical Research (2000). In 2006, Scientific American named her one of the country’s top 50 leaders in business, policy and research. She is a member of the Science Advisory Council for the MacArthur Foundation and the Scientific Advisory Board for the Stowers Institute for Medical Research. Dr. Lindquist is a Co-Founder of FoldRx Pharmaceuticals, Inc., a private start-up company.

Leo F. Mullin, Retired Chairman and Chief Executive Officer, Delta Air Lines, Inc.

Mr. Mullin, 65, was elected to the Board of Directors in 1999 and is a member of the Audit Committee and the Chairman of the Public Policy Advisory Committee. Mr. Mullin retired as Chief Executive Officer of Delta Air Lines, Inc. (air transportation) in December 2003 and Chairman in April 2004, after having served as Chief Executive Officer of Delta since 1997 and Chairman since 1999. Mr. Mullin currently serves as a Senior Advisor, on a part-time basis, to Goldman Sachs Capital Partners, a private equity fund group. Mr. Mullin was Vice Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, from 1995 to 1997. He was an executive of First Chicago Corporation from 1981 to 1995, serving as that company’s President and Chief Operating Officer from 1993 to 1995, and as Chairman and Chief Executive Officer of American National Bank, a subsidiary of First Chicago Corporation, from 1991 to 1993. Mr. Mullin is a Director of ACE Limited and the Juvenile Diabetes Research Foundation, and is a member of both The Business Council and the Advisory Board of the Carter Center.

William D. Perez, President and Chief Executive Officer, Wm. Wrigley Jr. Company

Mr. Perez, 60, was appointed to the Board of Directors in June 2007 and is a member of the Compensation & Benefits Committee and the Public Policy Advisory Committee. Mr. Perez has served as President and Chief Executive Officer for the Wm. Wrigley Jr. Company (confectionary and chewing gum) since 2006. Before joining Wrigley, Mr. Perez served as President and Chief Executive Officer of Nike, Inc. Previously, he spent 34 years with S.C. Johnson & Son, Inc., including eight years as its President and Chief Executive Officer. Mr. Perez is a Director of Wrigley, the Hispanic Scholarship Fund, the Boys & Girls Club of Chicago and the Grocery Manufacturers Association, and is a member of the Cornell University Council.

Christine A. Poon, Vice Chairman, Board of Directors; Worldwide Chairman, Pharmaceuticals Group; Member, Executive Committee

Ms. Poon, 55, was elected to the Board of Directors in 2005. Ms. Poon joined the Company in 2000 as a Company Group Chairman in the Pharmaceuticals Group. Ms. Poon became a Member of the Executive Committee and Worldwide Chairman, Pharmaceuticals Group in 2001, was named Worldwide Chairman, Medicines & Nutritionals in 2003 and was appointed Vice Chairman in January 2005. She was again named Worldwide Chairman, Pharmaceuticals Group in January 2008. Prior to joining the Company, she served in various management positions at Bristol-Myers Squibb Company for 15 years, most recently as President of International Medicines (1998-2000) and President of Medical Devices (1997-1998). Ms. Poon is a Director at Fox Chase Cancer Center and Prudential Financial, Inc.

Charles Prince, Retired Chairman and Chief Executive Officer, Citigroup Inc.

Mr. Prince, 58, was elected to the Board of Directors in 2006 and is a member of the Compensation & Benefits Committee and the Nominating & Corporate Governance Committee. Mr. Prince served as Chief Executive Officer of Citigroup Inc. (financial services) from 2003 to 2007 and as Chairman from 2006 to 2007. Previously he served as Chairman and Chief Executive Officer of Citigroup’s Global Corporate and Investment Bank from 2002 to 2003, Chief Operating Officer from 2001 to 2002, and Chief Administrative Officer from 2000 to 2001. Mr. Prince began his career as an attorney at U.S. Steel Corporation in 1975, and in 1979 joined Commercial Credit Company (a predecessor company to Citigroup) where he held various management positions until 1995, when he was named Executive Vice President. Mr. Prince is a member of the Council on Foreign Relations and The Business Council. He is also on the Board of Trustees of The Julliard School and The Weill Cornell Medical College.

Steven S Reinemund, Retired Executive Chairman, PepsiCo, Inc.

Mr. Reinemund, 59, was elected to the Board of Directors in 2003 and is the Chairman of the Nominating & Corporate Governance Committee and a member of the Audit Committee. In May 2007, Mr. Reinemund retired as Executive Chairman of PepsiCo, Inc. (snacks and beverages), a position which he held since October 2006. He served as Chairman and Chief Executive Officer of PepsiCo from 2001 to 2006. He was elected a Director of PepsiCo in 1996, and served as President and Chief Operating Officer from 1999 to 2001. Mr. Reinemund began his career with PepsiCo in 1984 at Pizza Hut, Inc., and held various management positions until 1992 when he became President and Chief Executive Officer of Frito-Lay, Inc., and Chairman and Chief Executive Officer of the Frito-Lay Company in 1996. Mr. Reinemund serves on the Board of Directors of American Express Company, Exxon Mobil Corporation and Marriott International, Inc., and is a Trustee of the United States Naval Academy Foundation.

David Satcher, M.D., Ph.D., Director, Center of Excellence on Health Disparities, Director, Satcher Health Leadership Institute and Poussaint-Satcher-Cosby Chair in Mental Health, Morehouse School of Medicine

Dr. Satcher, 67, was elected to the Board of Directors in 2002 and is Chairman of the Science & Technology Advisory Committee and a member of the Public Policy Advisory Committee. Dr. Satcher assumed his current post at Morehouse School of Medicine in 2004 and served as the School’s Interim President from 2004 until 2006 and Director of the School’s National Center for Primary Care from 2002 through 2004. In 2002, Dr. Satcher completed his four-year term as the 16th Surgeon General of the United States. He also served as the U.S. Assistant Secretary for Health from 1998 to 2001. From 1993 to 1998, Dr. Satcher served as Director of the Centers for Disease Control and Prevention and Administrator of the Agency for Toxic Substances and Disease Registry. Dr. Satcher served as President of Meharry Medical College in Nashville, Tennessee, from 1982 to 1993. Dr. Satcher is a fellow of the American Academy of Family Physicians, the American College of Preventive Medicine and the American College of Physicians. He has received numerous honorary degrees and awards, including the Jimmy and Rosalynn Carter Award for Humanitarian Contributions to the Health of Humankind, the New York Academy of Medicine Lifetime Achievement Award and the National Association of Mental Illness Distinguished Service Award. Dr. Satcher is a Director of MetLife, Inc., and serves on the Boards of Action for Healthy Kids, American Foundation for Suicide Prevention, Kaiser Family Foundation and Task Force for Child Survival and Development. He also serves as Co-Chair of the Advisory Committee on Public Issues of the Ad Council.

William C. Weldon, Chairman, Board of Directors and Chief Executive Officer; Chairman, Executive Committee

Mr. Weldon, 59, was elected to the Board of Directors and named Vice Chairman of the Board in 2001 and assumed his current responsibilities in 2002. Mr. Weldon joined the Company in 1971, and served in several sales, marketing and international management positions before becoming President of Ethicon Endo-Surgery in 1992 and Company Group Chairman of Ethicon Endo-Surgery in 1995. He was appointed to the Executive Committee and named Worldwide Chairman, Pharmaceuticals Group, in 1998. Mr. Weldon is also a Director of J.P. Morgan Chase & Co. Mr. Weldon is a member of The Business Council and the Sullivan Alliance to Transform America’s Health Profession. He is a Trustee of Quinnipiac University and serves on the Liberty Science Center Chairman’s Advisory Council. Mr. Weldon also serves as Chairman of the CEO Roundtable on Cancer.

Other Information.  Securities and Exchange Commission (“SEC”) regulations require the Company to describe certain legal proceedings, including bankruptcy and insolvency filings, involving nominees for the Board of Directors or companies of which a nominee was an executive officer. Mr. Mullin retired as Chief Executive Officer of Delta Air Lines in December 2003 and Chairman in April 2004. In September 2005, Delta Air Lines voluntarily filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The Nominating & Corporate Governance Committee of the Board of Directors does not believe that this proceeding is material to an evaluation of Mr. Mullin’s ability to serve as a Director.

The Board of Directors recommends a vote FOR the election of each nominee.

STOCK OWNERSHIP AND SECTION 16 COMPLIANCE

The following table sets forth information regarding beneficial ownership of the Company’s Common Stock for each Director and each executive officer named in the tables in the section “Executive and Director Compensation” on pages 43 to 54 of this Proxy Statement (each a “Named Executive Officer”) and by all Directors and executive officers as a group. Each of the individuals/groups listed below is the owner of less than 1% of the Company’s outstanding shares. Because they serve as co-trustees of two trusts which hold stock for the benefit of others, Mr. Weldon and Ms. Poon are deemed to “control” an additional 8,266,143 shares of the Company’s stock in which they have no economic interest. In addition to such shares, the Directors and executive officers as a group own/control a total of 903,445 shares. In the aggregate, these 9,169,588 shares represent less than 1% of the shares outstanding. All stock ownership is as of February 26, 2008 (except shares held in the Company’s Savings Plans, which are included as of January 31, 2008). As of the date of this Proxy Statement, there are no persons known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock.

	Number of		Common Stock	Shares Under
	Common		Equivalent	Exercisable
Name	Shares(1)		Units(2)	Options(3)

Dominic J. Caruso	9,914		1,746	170,620
Mary Sue Coleman	7,799		6,569	7,600
James G. Cullen	72,230		25,889	29,250
Russell C. Deyo	120,114		20,749	780,000
Colleen A. Goggins	92,368		13,333	587,000
Michael M. E. Johns	6,642		4,180	—
Arnold G. Langbo	8,152		44,508	29,250
Susan L. Lindquist	6,786		4,899	7,600
Leo F. Mullin	12,992		8,984	26,250
William D. Perez	5,619		823	—
Christine A. Poon	44,974		11,877	805,000
Charles Prince	14,942		2,913	—
Steven S Reinemund	7,567		1,765	7,600
David Satcher	7,267		4,886	13,900
William C. Weldon	309,326		40,528	2,305,000
All Directors and executive officers as a group(20)	903,445	(4)	202,395	5,846,755

(1)	The shares described as “owned” are shares of the Company’s Common Stock directly or indirectly owned by each listed person and by members of his or her household and are held individually, jointly or pursuant to a trust arrangement. The Directors and executive officers disclaim beneficial ownership of an aggregate of 94,440 of these shares, including 30,000 shares listed as owned by Mr. Cullen, 12,800 shares listed as owned by Mr. Deyo, 900 shares listed as owned by Mr. Langbo, 800 shares listed as owned by Mr. Prince, and 28,847 shares listed as owned by Mr. Weldon.

(2)	Includes Common Stock equivalent units credited to Non-Employee Directors under the Company’s Deferred Fee Plan for Non-Employee Directors and Common Stock equivalent units credited to the executive officers under the Company’s Executive Income Deferral Plan.

(3)	Includes shares under options exercisable on February 26, 2008 and options that become exercisable within 60 days thereafter.

(4)	Includes 45,792 shares pledged as security.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company believes that during 2007 all reports for the Company’s executive officers and Directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were filed on a timely basis, except that the reports of annual grants of shares of restricted Common Stock to Dr. Coleman, Mr. Cullen, Dr. Johns, Mrs. Ann Dibble Jordan, Mr. Langbo, Dr. Lindquist, Mr. Mullin, Mr. Prince, Mr. Reinemund and Dr. Satcher, and stock options and Restricted Share Units to Mr. Caruso, Mr. Stephen J. Cosgrove, Mr. Deyo, Ms. Kaye I. Foster-Cheek, Ms. Goggins, Ms. Poon, Mr. Joseph C. Scodari, Mr. Nicholas J. Valeriani and Mr. Weldon, were filed one business day late. In addition, reports of one transaction by Mr. Prince, one transaction by Ms. Poon, three transactions by immediate family members of Mr. Deyo, and three transactions by Mr. Valeriani were not filed on a timely basis. All of these reports were subsequently filed.

CORPORATE GOVERNANCE

Director Independence.  The Board of Directors has determined that the following Directors, comprising all of the Non-Employee Directors, are “independent” under the listing standards of the New York Stock Exchange (“NYSE”) and the Company’s Standards of Independence: Dr. Coleman, Mr. Cullen, Dr. Johns, Mr. Langbo, Dr. Lindquist, Mr. Mullin, Mr. Perez, Mr. Prince, Mr. Reinemund and Dr. Satcher. In addition, Mrs. Jordan, who retired as a Director in April 2007, was independent during her 2007 service period. In order to assist the Board in making this determination, the Board has adopted Standards of Independence as part of the Company’s Principles of Corporate Governance, which can be found on the Company’s Web site at www.investor.jnj.com/governance. These Standards identify, among other things, material business, charitable and other relationships that could interfere with a Director’s ability to exercise independent judgment.

As highly accomplished individuals in their respective industries, fields and communities, each of the Non-Employee Directors is affiliated with numerous corporations, educational institutions, hospitals, museums and charities, as well as civic organizations and trade associations, many of which have business, charitable or other relationships with the Company. In addition, some of their immediate family members are executive officers or partners of corporations that have business relationships with the Company. The Board considered each of these relationships in light of the Standards of Independence and determined that none of these relationships conflict with the interests of the Company or would impair the relevant Non-Employee Director’s independence or judgment. The following table describes the relationships that were considered in making this determination.

Type of Transaction,
Relationship or
		Type of	Relationship to	Arrangement with
Director	Organization	Organization	Organization	Company

M. S. Coleman	Janus Capital Group Inc.	Corporation	Family member is an executive officer	Meeting facilitation, consulting services

	University of Michigan	Educational institution	Executive officer	Educational and research grants

J. G. Cullen	Eisenhower Medical Center	Charity	Director	Healthcare products and services, conference fees

M. M. E. Johns	Emory University	Educational institution	Employee	Educational and research grants

	Georgia Bio	Charity	Director	Charitable contributions, membership fees

A. D. Jordan (retired)	Memorial Sloan Kettering Cancer Center	Charity	Director	Educational and research grants, consulting services

Type of Transaction,
Relationship or
		Type of	Relationship to	Arrangement with
Director	Organization	Organization	Organization	Company

S. L. Lindquist	Massachusetts Institute of Technology	Educational institution	Employee	Educational and research grants, royalty payments, charitable contributions

L. F. Mullin	Juvenile Diabetes Research Foundation	Charity	Director	Charitable contributions

W. D. Perez	Wm. Wrigley Jr. Company	Corporation	Director and executive officer	Raw materials

	Grocery Manufacturers Association	Charity	Director	Membership and conference fees

C. Prince	Julliard School	Educational institution	Trustee	Charitable contributions

	Weill Cornell Medical College	Educational institution	Trustee	Educational and research grants

S. S Reinemund	National Minority Supplier Development Council	Charity	Director	Membership fees

D. Satcher	American Foundation for Suicide Prevention	Charity	Director	Charitable contributions

	Morehouse School of Medicine	Educational institution	Employee	Educational and research grants, conference fees

	Task Force for Child Survival and Development	Charity	Director	Charitable contributions

All of the transactions, relationships and arrangements of the type listed above were entered into, and payments were made or received, by the Company in the ordinary course of business and on competitive terms. Aggregate payments to each of the relevant organizations did not exceed the greater of $1 million or 2% of that organization’s consolidated gross revenues for 2005, 2006 or 2007. The Company’s transactions with, or discretionary charitable contributions to, each of the relevant organizations (not including gifts made under the Company’s matching gifts program) did not exceed the greater of $1 million or 2% of that organization’s consolidated gross revenues for 2005, 2006 or 2007.

Board Meetings.  During the last fiscal year the Board of Directors held seven regularly scheduled meetings. Each Director attended at least 75% of the total regularly scheduled and special meetings of the Board of Directors and the committees on which he or she served. A discussion of the role of the Board of Directors in the Company’s strategic planning process can be found on the Company’s Web site at www.investor.jnj.com/governance.cfm.

Annual Meeting Attendance.  It has been the longstanding practice of the Company for all Directors to attend the Annual Meeting of Shareholders. All Directors who were elected to the Board at the 2007 Annual Meeting were in attendance.

Board Committees.  The Board of Directors has a standing Audit Committee, Compensation & Benefits Committee and Nominating & Corporate Governance Committee, each comprised entirely of Non-Employee Directors determined to be “independent” under the listing standards of the NYSE. Under their written charters adopted by the Board, each of these committees is authorized and assured of appropriate funding to retain and consult with external advisors, consultants and counsel. In addition, the

Board has a standing Finance Committee, Public Policy Advisory Committee and Science & Technology Advisory Committee, each comprised of independent directors and members of management.

The following table shows the Directors who are currently members or Chairmen of each of the Board Committees and the number of meetings each Committee held in 2007.

			Nominating &			Science &
		Compensation &	Corporate		Public Policy	Technology
Director	Audit	Benefits	Governance	Finance	Advisory	Advisory
M. S. Coleman(1)	Member					Member
J. G. Cullen(1)(2)	Chairman		Member	Member
M. M. E. Johns(1)		Member				Member
A. G. Langbo(1)		Chairman	Member
S. L. Lindquist(1)					Member	Member
L. F. Mullin(1)	Member				Chairman
W. D. Perez(1)		Member			Member
C. A. Poon				Member
C. Prince(1)		Member	Member
S. S Reinemund(1)	Member		Chairman
D. Satcher(1)					Member	Chairman
W. C. Weldon				Chairman

Number of meetings in 2007	4(3)	5	4	0	3	3

(1)	Determined to be “independent” under the listing standards of the NYSE.

(2)	Designated as an “audit committee financial expert” for purposes of Section 407 of the Sarbanes-Oxley Act.

(3)	Plus teleconferences held prior to each release of quarterly earnings (four in total).

The Audit Committee assists the Board by providing oversight of financial management and the independent auditors and ensuring that management is maintaining an adequate system of internal control such that there is reasonable assurance that assets are safeguarded and that financial reports are properly prepared; that there is consistent application of generally accepted accounting principles; and that there is compliance with management’s policies and procedures. In addition, the Audit Committee assists the Board in oversight of legal compliance programs. In performing these functions, the Audit Committee meets periodically with the independent auditors, management, and internal auditors (including in private sessions) to review their work and confirm that they are properly discharging their respective responsibilities. In addition, the Audit Committee recommends the independent auditors for appointment by the Board of Directors. A copy of the charter of the Audit Committee is available on the Company’s Web site at www.investor.jnj.com/governance.cfm.

Any employee or other person who wishes to contact the Audit Committee to report fiscal improprieties or complaints about internal accounting controls or other accounting or auditing matters can do so by writing to them c/o Johnson & Johnson, One Johnson & Johnson Plaza, Room WH 2133, New Brunswick, NJ 08933 or by using the online submission form at www.jnj.com/investor/corp_gov_form_audit.htm. Such reports may be made anonymously.

The Board has designated Mr. Cullen, the Chairman of the Audit Committee and an independent Director, as an “audit committee financial expert” under the rules and regulations of the SEC for purposes of Section 407 of the Sarbanes-Oxley Act of 2002 after determining that he meets the requirements for such designation. This determination was based on Mr. Cullen’s experience while President and Chief Executive Officer of Bell Atlantic Enterprises, New Jersey Bell and President and Chief Operating Officer of

Bell Atlantic Corporation, where he actively supervised persons performing the functions of principal financial officer, principal accounting officer and controller.

The primary function of the Compensation & Benefits Committee is to discharge the Board’s duties and responsibilities relating to compensation of the Company’s Directors and executive officers and oversee the management of the various pension, long-term incentive, savings, health and welfare plans that cover the Company’s employees.

The Compensation & Benefits Committee’s duties and responsibilities under its charter with respect to the compensation of the Company’s Directors and executive officers include:

•	setting the Chairman/CEO’s compensation level based on the Board’s evaluation of his or her performance;

•	reviewing and providing oversight of the development of the Company’s compensation philosophy and composition of the group of peer companies used for comparison of executive compensation;

•	approving the establishment of competitive targets versus the group of peer companies used for comparison of executive compensation and all equity-based plans requiring shareholder approval;

•	reviewing the eligibility criteria and award guidelines for the compensation programs in which the executive officers participate;

•	reviewing and approving management-recommended compensation actions for the Company’s executive officers, including setting base salaries, annual incentive bonuses, long-term incentive awards, severance benefits and perquisites; and

•	reviewing and approving compensation for the Non-Employee Directors.

The Compensation & Benefits Committee has retained a compensation consultant from Frederic W. Cook & Company for matters related to executive and Director compensation. Frederic W. Cook & Company does not provide any other services to the Company. The compensation consultant reports directly to the Committee. For a description of the nature and scope of the consultant’s assignment, see the section entitled “Compensation Discussion and Analysis — Section I — Governance” on pages 21 and 22 of this Proxy Statement.

The Compensation & Benefits Committee also reviews the compensation philosophy and policies of the Management Compensation Committee (the “MCC”), a non-Board committee comprised of Mr. Weldon (Chairman/CEO), Ms. Poon (Vice Chairman), Mr. Caruso (Chief Financial Officer) and Ms. Foster-Cheek (Vice President, Human Resources), which, under delegation from the Compensation & Benefits Committee, determines management compensation and establishes perquisites and other compensation policies for employees (except for executive officers of the Company). The Compensation & Benefits Committee is also responsible for the administration of the Company’s performance bonus and long-term incentive plans and is the approving authority for management recommendations with respect to performance bonuses and long-term incentive awards under those plans. For further discussion of the roles of the Compensation & Benefits Committee, the MCC and the Chairman/CEO in the executive compensation decision-making process, see the section entitled “Compensation Discussion and Analysis — Section I — Governance” on pages 21 and 22 of this Proxy Statement. A copy of the charter of the Compensation & Benefit Committee can be found on the Company’s Web site at www.investor.jnj.com/governance. cfm.

The Nominating & Corporate Governance Committee is responsible for overseeing matters of corporate governance, including the evaluation of the performance and practices of the Board of Directors. The Committee also oversees the process for performance evaluations of each of the committees of the Board. It is also within the charter of the Nominating & Corporate Governance Committee to review the Company’s management succession plans and executive resources. In addition, the Nominating & Corporate Governance Committee reviews possible candidates for the Board and recommends the nominees for Directors to the Board for approval. A copy of the charter of the Nominating & Corporate

Governance Committee can be found on the Company’s Web site at www.investor.jnj.com/governance. cfm.

The Finance Committee is comprised of the Chairman, Presiding Director and Vice Chairman of the Board. The Committee exercises the management authority of the Board during the intervals between Board meetings. The Finance Committee from time-to-time acts between Board meetings by unanimous written consent in lieu of a meeting. Any such action is taken pursuant to specific advance delegation by the Board or is later ratified by the Board.

The Public Policy Advisory Committee is comprised of independent Directors and the Company’s General Counsel and Vice Presidents for Corporate Affairs, Operations, and Government Affairs and Policy. The Public Policy Advisory Committee reviews the Company’s policies, programs and practices on public health issues regarding the environment and the health and safety of employees. The Public Policy Advisory Committee also reviews the Company’s governmental affairs and policies and other public policy issues facing the Company. The Public Policy Advisory Committee advises and makes recommendations to the Board on these issues as appropriate.

The Science & Technology Advisory Committee is comprised of independent Directors and the Company’s Vice President, Science and Technology. It advises the Board on scientific matters, including major internal projects, interaction with academic and other outside research organizations, and the acquisition of technologies and products.

Executive Sessions.  Each of the Audit, Compensation & Benefits and Nominating & Corporate Governance Committees met at least twice during 2007 in Executive Sessions without members of management present. The independent Directors met seven times during 2007 in Executive Sessions, without the Chairman/CEO or any other member of management present, at which the Presiding Director acted as Chairman.

Director Nomination Process.  The Nominating & Corporate Governance Committee reviews possible candidates for the Board of Directors and recommends the nominees for Directors to the Board for approval. The Board has adopted General Criteria for Nomination to the Board of Directors, which, as part of the Principles of Corporate Governance, are posted on the Company’s Web site at www.investor.jnj.com/governance. These Criteria describe specific traits, abilities and experience that the Nominating & Corporate Governance Committee and the Board look for in determining candidates for election to the Board, including:

•	the highest ethical character and shared values with the Company’s Credo;

•	reputations consistent with the Company’s image and reputation;

•	accomplishments within their respective fields, with superior credentials and recognition;

•	active and former chief executive officers of public companies and leaders of major complex organizations, including scientific, government, educational and other non-profit institutions;

•	widely recognized leaders in the fields of medicine or biological sciences, including those who have received the most prestigious awards and honors in their fields;

•	relevant expertise and experience and the ability to offer advice and guidance to the CEO based on that expertise and experience;

•	ability to exercise sound business judgment; and

•	diversity reflecting gender, ethnic background, country of citizenship and professional experience.

The Nominating & Corporate Governance Committee considers suggestions from many sources, including shareholders, regarding possible candidates for Directors. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary at the principal office of the Company at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. Possible candidates suggested by shareholders are evaluated by the Nominating & Corporate Governance Committee in the same manner as other possible candidates.

Presiding Director.  The Non-Employee Directors have selected Mr. Cullen to serve as the Presiding Director. Among the duties and responsibilities of the Presiding Director, as described in the Company’s Principles of Corporate Governance and as embedded in the Company’s processes, are the following:

•	Agenda for Board Meetings. The Presiding Director reviews in advance the schedule of Board and committee meetings and the agenda for each Board meeting (and requests changes as he or she deems appropriate in order to ensure that the interests and requirements of the independent Directors are appropriately addressed).

•	Executive Sessions. The Presiding Director chairs and has the authority to call and schedule Executive Sessions of the independent Directors.

•	Communication with Management. After each Executive Session of the independent Directors, the Presiding Director communicates with the Chairman to provide feedback and also to effectuate the decisions and recommendations of the independent Directors. In addition, the Presiding Director is expected to act as an intermediary between the Non-Employee Directors and management when special circumstances exist or communication out of the ordinary course is necessary.

•	Communication with Shareholders and Employees. Under the Board’s guidelines for handling shareholder and employee communications to the Board, the Presiding Director is advised promptly of any communications directed to the Board or any member of the Board that allege misconduct on the part of Company management, or raise legal, ethical or compliance concerns about Company policies or practices.

Communication with the Board.  Shareholders, employees and others may contact any of the Company’s Directors (including the Presiding Director) by writing to them c/o Johnson & Johnson, One Johnson & Johnson Plaza, Room WH 2133, New Brunswick, NJ 08933. Shareholders, employees and others may also contact any of the Non-Employee Directors by using the online submission form on the Company’s Web site at www.jnj.com/investor/corp  gov  form  board.htm. General comments to the Company (including complaints or questions about a product) should be sent by accessing www.jnj.com/contact  us/index.htm. The Company’s process for handling shareholder communications to the Board has been approved by the independent Directors and can be found at www.investor.jnj.com/governance/contact.cfm.

Corporate Governance Materials.  Shareholders can see the Company’s Restated Certificate of Incorporation, By-Laws, Principles of Corporate Governance, Charters of the Audit Committee, Compensation & Benefits Committee and Nominating & Corporate Governance Committee, the Policy on Business Conduct for employees and the Code of Business Conduct & Ethics for Members of the Board of Directors and Executive Officers on the Company’s Web site at www.investor.jnj.com/governance.cfm. Copies of these documents, as well as additional copies of this Proxy Statement, are available to shareholders without charge upon request to the Secretary at the Company’s principal address.

Majority Withheld Policy in Uncontested Director Elections.  In response to the concerns of investors and corporate governance advocates, and to provide shareholders with a meaningful role in the outcome of Director elections, the Board has adopted a policy on “Voting for Directors in Uncontested Elections” as part of the Principles of Corporate Governance. In general, this policy provides that any nominee in an uncontested election who receives more votes “withheld” from his or her election than votes “for” his or her election must promptly tender an offer of resignation following certification of the shareholder vote. The Nominating & Corporate Governance Committee will consider and recommend to the Board whether to accept the resignation offer. The other independent Directors will decide the action to take with respect to the offer of resignation within 90 days following certification of the shareholder vote. Any such tendered resignation will be evaluated in light of the best interests of the Company and its shareholders. The Board’s decision will be disclosed in a report on Form 8-K furnished by the Company to the SEC within four business days of the decision. Any Director who offers to resign pursuant to this provision will not participate in any actions by either the Nominating & Corporate Governance Committee or the Board with respect to accepting or turning down his or her own resignation offer. The complete terms of this policy are included in the Principles of Corporate Governance, which can be found on the Company’s Web site at www.investor.jnj.com/governance.cfm.

TRANSACTIONS WITH RELATED PERSONS

For the period beginning January 1, 2007 and ending March 1, 2008, there were no transactions, or currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest, except that a brother of Mr. Valeriani, Vice President, Strategy & Growth, is a product director at the Tibotec Therapeutics Division of Ortho Biotech Products, a wholly-owned subsidiary of the Company, and earned $165,100 in base salary and annual performance bonus in fiscal 2007. His compensation was commensurate with that of his peers. This transaction was duly ratified by the Nominating & Corporate Governance Committee in compliance with the Policy on Transactions With Related Persons described below.

Policies and Procedures. The Company’s written Policy on Transactions With Related Persons requires the approval or ratification by the Nominating & Corporate Governance Committee for any transaction or series of transactions exceeding $120,000 in which the Company is a participant and any related person has a material interest. Related persons would include the Company’s Directors and executive officers and their immediate family members and persons sharing their households. It would also include persons controlling more than 5% of the Company’s outstanding Common Stock (currently none).

Under the Company’s Principles of Corporate Governance and Code of Business Conduct & Ethics for Members of the Board of Directors and Executive Officers, all Directors and executive officers of the Company have a duty to report to the Chairman, Vice Chairman or the Presiding Director potential conflicts of interest, including transactions with related persons. Management has established procedures for monitoring transactions that could be subject to approval or ratification under the Policy.

Once a related person transaction has been identified, the Committee will review all of the relevant facts and circumstances and approve or disapprove of the entry into the transaction. The Committee will take into account, among other factors, whether the transaction is on terms no more favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

If advance Committee approval of a transaction is not feasible, the transaction will be considered for ratification at the Committee’s next regularly scheduled meeting. If a transaction relates to a member of the Committee, that member will not participate in the Committee’s deliberations. In addition, the Committee Chairman (or, if the transaction relates to the Committee Chairman, the Presiding Director) may pre-approve or ratify any related person transactions involving up to $1 million.

The following types of transactions have been deemed by the Committee to be pre-approved or ratified, even if the aggregate amount involved will exceed $120,000:

•	compensation paid by the Company for service as a Director or executive officer of the Company.

•	transactions with other companies where the related person’s only relationship is as a non-executive employee, less than 10% equity owner, or limited partner, and the transaction does not exceed the greater of $1 million or 2% of that company’s annual revenues;

•	contributions by the Company to charitable organizations where the related person is an employee and the transaction does not exceed the lesser of $500,000 or 2% of the charitable organization’s annual receipts;

•	transactions where the related person’s only interest is as a holder of Company stock and all holders receive proportional benefits, such as the payment of regular quarterly dividends;

•	transactions involving competitive bids;

•	transactions where the rates or charges are regulated by law or government authority; and

•	transactions involving bank depositary, transfer agent, registrar, trustee, or party performing similar banking services.

COMPENSATION COMMITTEE REPORT

The Compensation & Benefits Committee of the Board of Directors has reviewed and discussed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Committee has recommended to the Board that the section entitled “Compensation Discussion and Analysis,” as it appears on pages 21 through 42, be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2007.

Mr. Arnold G. Langbo, Chairman
Dr. Michael M. E. Johns
Mr. William D. Perez
Mr. Charles Prince

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Set out below is the Compensation Discussion and Analysis (“CD&A”), which is a discussion of the Company’s executive compensation programs. The CD&A has been organized into four sections:

Section I: — Governance

This section details the roles and responsibilities of the parties involved in the decision making process related to the development of the Company’s executive compensation programs, individual performance assessments and the determination of compensation for the Company’s executive officers.

Section II: — Compensation Framework and Pay Components

This section provides an overview of the Company’s executive compensation programs, including how compensation targets are set, what compensation programs are offered and how they work. It is important for anyone reading this Proxy Statement to understand the programs along with the program mechanics before reviewing actual performance and compensation awards for the Named Executive Officers.

Section III: — Performance Assessment and Compensation Decisions

This section summarizes how compensation decisions are made, including the individual performance assessment process and the importance of the Company’s pay for performance philosophy. The performance assessments of the Named Executive Officers along with the resulting compensation decisions for the most recent performance year, are discussed in detail.

Section IV: — Additional Information Concerning Executive Compensation

This section provides general information on the status of employment agreements and change-in-control arrangements at the Company, along with a description of the Company’s Stock Ownership Guidelines and Executive Compensation Recoupment Policy.

This CD&A demonstrates the emphasis the Company places on its guiding principles, especially accountability for long-term performance, when developing the Company’s compensation programs, setting financial performance goals and strategic objectives and ultimately in assessing executive officers against these goals and objectives.

SECTION I — GOVERNANCE

The Compensation & Benefits Committee of the Board (the “Committee”), in conjunction with the MCC and the Chairman/CEO are responsible for the compensation program design and decision making process. The Committee is currently comprised of four Directors who meet the independence requirements of the NYSE. The MCC is comprised of the Company’s Chairman/CEO, Vice Chairman, Chief Financial Officer (CFO), and Vice President, Human Resources.

The Committee retains the services of a compensation consultant to advise it in the performance of its responsibilities. In early 2007, in response to shareholder feedback and emerging best practices, the Committee replaced their compensation consultant from Towers Perrin with a compensation consultant from Frederic W. Cook & Company, for matters related to executive and Director compensation. Frederic W. Cook & Company does not provide any other services to the Company.

The following table summarizes the roles of each of the key participants in the executive compensation decision-making process.

Compensation & Benefits Committee	• Acts on behalf of the Board of Directors by setting the principles that serve to guide the design of the Company’s compensation and benefits programs

• Provides oversight of the development of the compensation philosophy and composition of the Executive Peer Group used for comparison and the setting of competitive targets

• Ensures that compensation programs and principles are designed to link executive pay with individual and Company performance

• Sets the Chairman/CEO’s compensation based on the Board’s evaluation of his or her performance

• Approves all compensation decisions for each executive officer, including base salary levels, annual performance bonuses, long-term incentive awards, severance benefits and perquisites

• Approves awards to employees of long-term incentives pursuant to the Company’s long-term incentive plans

Management Compensation Committee	• Designs the compensation programs and human resources policies applicable to management level employees, including executive officers

Chairman/CEO	• Reviews and presents to the Committee the performance assessment and compensation recommendations for each of the other executive officers

Compensation Consultant	• Reports directly to the Committee and participates in Committee meetings

• Reviews the Company’s compensation strategy and executive compensation programs for alignment with the Company’s strategic business objectives

• Participates in the design of executive compensation programs to ensure the linkage between pay and performance

• Reviews market data and advises the Committee on setting the Chairman/CEO’s pay

• Reviews the annual compensation of the other executive officers as recommended by the Chairman/CEO

• Informs the Committee on regulatory issues and developments and how they may impact the Company’s executive compensation programs

SECTION II — COMPENSATION FRAMEWORK AND PAY COMPONENTS

Executive Compensation Philosophy

Guiding Principles

Johnson & Johnson’s executive compensation programs are designed to achieve the Company’s goal of attracting, developing and retaining global business leaders who can drive financial and strategic growth objectives that are intended to maximize long-term shareholder value. The primary components of executive compensation include base salary, annual performance bonus and long-term incentives. Compensation levels are set to reflect competitive market practices, as well as Company and individual performance. The Committee has established the following guiding principles for the design of the Company’s compensation programs:

•	Competitiveness — All components of compensation should be set competitively as compared against appropriate peer companies so that the Company can continue to attract, retain and motivate high performing executives in an environment where companies are increasingly competing for high caliber talent.

•	Pay for Performance — All components of compensation should be tied to the performance of the individual executive officer, his or her specific business unit or function, and/or the Company overall.

•	Credo Values — While the Company’s pay for performance philosophy should reward the achievement of financial and strategic objectives, the manner in which results are achieved is also important. Therefore, while not always quantifiable, the manner in which employees achieve results should also be a key element of the individual performance review process. During the performance review process, the Company’s set of core values — trustworthiness, respect, responsibility, fairness, caring and citizenship — as set forth in Our Credo should be used to assess how objectives are achieved.

•	Accountability for Short- and Long-Term Performance — Annual performance bonuses and long-term incentives should reward an appropriate balance of short- and long-term financial and strategic business results, with an emphasis on managing the business for the long-term.

•	Alignment to Shareholders’ Interests — Long-term incentives should align the interests of individual executive officers with the long-term interests of the Company’s shareholders.

Importance of Credo Values

For more than 60 years, the Johnson & Johnson Credo has guided the actions of the Company and its executive officers in fulfilling their responsibilities to the Company’s customers, employees, community and shareholders. In assessing the executive officer’s contributions to the Company’s performance, the Committee not only looks to results-oriented measures of performance, but also considers how those results were achieved — whether the decisions and actions leading to the results were consistent with the values embodied in the Credo — and the long-term impact of an executive officer’s decisions. Credo-based behavior is not something that can be precisely measured and thus there is no formula for how Credo-based behavior can or will impact an executive’s compensation. The Committee and the Chairman/CEO use their judgment and experience to evaluate whether an executive’s actions were aligned with the Company’s Credo values.

Executive Peer Group

The Committee considers relevant market pay practices when setting executive compensation to ensure the Company’s ability to recruit and retain high performing talent. In assessing market competitiveness, the compensation of the Company’s executive officers is reviewed against executive compensation at a designated set of companies (the “Executive Peer Group”). The Executive Peer Group, which is reviewed on a periodic basis, consists of companies that:

•	are similar to the Company in terms of their size (i.e., revenue, net income, market capitalization), industry and/or global presence and participate in Executive Compensation surveys;

•	have executive officer positions that are comparable to the Company’s in terms of breadth, complexity and scope of responsibilities; and

•	compete with the Company for executive talent.

The following table lists the 2007 Executive Peer Group, along with Johnson & Johnson’s rankings among these companies, based on financial data reported by each company for the most recent four fiscal quarters. Market capitalization is calculated as of December 31, 2007:

	2007
			Market
	Revenue	Net Income	Capitalization
Company (Ticker Symbol)	(Millions)	(Millions)	(Billions)
Abbott Laboratories (ABT)	$25,914	$ 3,606	$ 86.8

Altria Group, Inc. (MO)	73,801	9,786	159.2

Bristol-Myers Squibb Company (BMY)	19,348	2,165	52.5

The Coca-Cola Company (KO)	28,857	5,981	141.8

General Electric Company (GE)	172,738	22,208	374.6

International Business Machines Corp. (IBM)	98,786	10,418	149.0

Merck & Co., Inc. (MRK)	24,198	3,275	126.5

Minnesota Mining and Manufacturing Company (MMM)	24,462	4,096	60.1

PepsiCo, Inc. (PEP)	39,474	5,658	122.2

Pfizer Inc. (PFE)	48,613	8,298	155.2

The Procter & Gamble Company (PG)	79,740	11,129	228.0

Wyeth (WYE)	22,400	4,616	59.2

Johnson & Johnson (JNJ)	$61,095	$10,576	$190.9

Johnson & Johnson’s Ranking	5th highest	3rd highest	3rd highest

The Executive Peer Group does not include companies in industries whose compensation programs are not comparable to that of the Company, such as the financial services industry.

Setting Compensation Targets

Compensation targets are set to ensure the Company can compete for talent in the competitive marketplace and to maintain compensation equity and balance among positions with like responsibilities. Neither individual nor Company performance is a factor in setting compensation targets, however they are key drivers in determining actual compensation awards.

An annual review of proxy statements and executive compensation surveys is conducted to determine current Executive Peer Group pay practices and trends. For each executive officer position, 50th and 75th percentile target and actual pay data is gathered for each element of the Company’s executive compensation program: Base Salary, Annual Performance Bonus, Long-Term Incentives and Total Compensation. This data, along with guidance from the Board’s executive compensation consultant, provides the Committee with an overall picture of how existing targets compare to the Executive Peer Group. The Committee also compares pay targets across positions to determine whether the targets are both internally and externally competitive.

The following table shows the compensation targets approved by the Committee for executive officers.

	Performance	Long-Term	Total
Base Salary	Bonus	Incentives	Compensation
50th Percentile of the Executive Peer Group	50th Percentile of the Executive Peer Group	75th Percentile of the Executive Peer Group	Between the 50th & 75th Percentiles of the Executive Peer Group

The Company believes targeting both base salary and performance bonus targets at the 50th percentile competitively positions the pay of its executives versus the Executive Peer Group. While the Company believes cash-based awards are important in motivating executives for the short-term, targeting long-term incentives at the 75th percentile focuses its executives on managing the business for the long-term and reinforces the link between their earnings opportunity and the long-term growth of the Company. The Company’s target pay philosophy positions total compensation for its executive officers between the 50th and 75th percentiles of the Executive Peer Group. Actual compensation may fall outside that range based on a variety of factors, including individual performance, additional responsibilities and length of tenure in a particular position.

Maintaining a long-term perspective is a core part of the Company’s operating model, which allows management to focus on shaping the Company’s future rather than simply reacting to change. Given the currently volatile nature of the healthcare industry, the Company has found success in establishing thoughtful processes that focus on the ongoing, future growth of the Company’s business. A long-term view means placing greater emphasis on researching new products and technologies that will enable future growth and looking at investments that will deliver long-term shareholder value. This strategy encourages employees to take calculated risks that capitalize on anticipated changes in all segments of healthcare. In short, the long-term focus of the Company’s compensation program is key to motivating the Company’s employees to see the bigger picture and take the time to always consider the future state of the Company when they conduct business.

Components of Executive Compensation

The following table summarizes the major components of the Company’s executive compensation programs.

Component	Purpose	Key Characteristics
Base Salary
• Reinforces the guiding principle of Competitiveness
• Salary (merit) increases reinforce Pay for Performance principle
• Recognizes individual work experience and level of responsibility
• Recognizes individual performance and maintains internal parity among those performing like jobs

• Fixed compensation
• Increases predominately driven by individual performance in last performance year
• Used to calculate other components of compensation
• Annual base salary increases subject to budgetary constraints

Annual Performance Bonus
• Reinforces the guiding principles of Pay for Performance, Accountability for Short- and Long-Term Performance, Competitiveness, and Alignment to Shareholders’ Interests
• Communicates the annual priorities and key objectives of the business
• Motivates attainment of short-term goals for the applicable performance period
• Functions as variable, “at risk” pay that can fluctuate based on individual and Company performance

• Variable compensation tied to individual, business unit/function and/or overall Company performance in last performance year
• Bonus targets are set as a percent of base salary
• Awards paid 15% in stock and 85% in cash for executive officers
• Proposed bonus payouts are based on individual performance
• A “business bonus multiplier” can further increase or decrease an executive’s bonus by up to 25% based on business performance

Long-Term Incentives

Long-Term Incentive Plan (the “LTI Plan”)
• Reinforces the guiding principles of Accountability for Short- and Long-Term Performance, Pay for Performance, Competitiveness, and Alignment to Shareholders’ Interests
• Motivates attainment of long-term goals and support of the Company’s overall business priorities
• Facilitates executive stock ownership, thereby aligning executives’ interests with those of shareholders

• Variable compensation provided to reward performance over the long-term
• Vests 100% 3 years from grant date
• Stock options expire 10 years from grant date
• No dividend equivalents earned
• Awards granted 75% in stock options and 25% in Restricted Share Units (“RSUs”) for executive officers
• An executive’s previous LTI Plan grants and total equity ownership are not considered when making annual LTI Plan grants

Certificate of Extra Compensation Plan (the “CEC Plan”)
• Reinforces the guiding principles of Accountability for Short- and Long-Term Performance, Pay for Performance, Competitiveness, and Alignment to Shareholders’ Interests
• Aligns employee interests with the long-term business performance of the Company
• Drives development and expansion of the Company
• Encourages long-term commitment to the Company over entire career
• Provides an alternative measure of overall Company performance and intrinsic value that is not subject to short-term market volatility

• Variable, deferred compensation that is paid at the end of an employee’s career with the Company
• Awards performance units (“CECs”)
• Earns dividend equivalents
• Vests 20% per year from grant date
• Vested units payable upon retirement or termination
• Prior unvested grants are considered when making annual grants
• Not granted to every executive every year

As part of the Company’s pay for performance principle, an individual has the opportunity to earn from 0 to 2 times the applicable target for each compensation component based on their individual performance. This broad range allows for meaningful differentiation on a pay for performance basis. However, the Company must also manage to a total available budget for each component, equal to the sum of all employees’ awards at target.

Pay Mix at Target

The Committee does not define a set pay mix for the executive officers. However, as discussed above, the Company’s compensation program does emphasize long-term compensation versus short-term compensation.

The average pay mix at target for the Chairman/CEO and other executive officers in 2007 is displayed below. Actual salary levels, performance bonus awards and long-term incentive awards will vary based on an individual’s experience, responsibilities, performance and business unit/function results.

Base Salary

The salary increase budget is determined based on a review of salary increase survey data and an analysis of the Company’s employees’ salaries versus the 50th percentile of the market. The salary increase (merit) budget in the U.S. is 3.7% and the opportunity range is 0% to 7.4%. Annual base salaries for executive officers are reviewed and approved by the Committee in the first quarter of each year for performance in the prior year. The Committee reviews individual performance and considers the recommendations provided by the Chairman/CEO to assist it in determining appropriate salaries for executive officers other than the Chairman/CEO.

Annual Performance Bonus

Bonus targets are set as described above under “— Setting Compensation Targets.” In 2007 the bonus targets for the executive officers, excluding the Chairman/CEO, were set based on a review of the last three years of competitive market data at the 50th percentile. Bonus targets and maximums are disclosed in Columns F and G of the Grants of Plan-Based Awards — 2007 table on page 47 of this Proxy Statement. Under the Executive Incentive Plan (the “EIP”), annual performance bonuses are approved and paid in the first quarter of each year for performance in the prior year.

The result of each executive officer’s performance assessment against his or her individual goals is the first step in determining their final actual award. The Committee believes individual performance is an important measure of how the executive officer contributed to business results; therefore it has a significant impact on the annual performance bonus. Please refer to “Section III — Performance

Assessment and Compensation Decisions” below for more detail on the Company’s individual performance assessment process.

The second step is determining the business bonus multiplier. The multiplier is applied to all employees in a business regardless of their individual performance. The business bonus multiplier does not apply to the Chairman/CEO’s bonus as the Committee feels his individual performance goals are already reflective of overall business results. The business bonus multiplier for each business unit/function is determined based on the assessment of preset goals and based on the performance categories provided below. A multiplier is established for each business as well as for the overall Company and can further increase or decrease the executive officer’s bonus by 25%, as shown below.

Business Rating	Multiplier

Did Not Meet Goals/Mixed Progress	75% to 89%
Met Goals/Made Progress	90% to 110%
Exceeded Goals/Significant Progress	111% to 125%

Business Bonus Multiplier Metrics	Weighting
Financial Objectives

Sales Growth	25.0%

Net Income Growth/Cash Flow	25.0%

Overall Financial Results	50.0%

Strategic Objectives

Leadership	25.0%

Long-Term Growth	25.0%

Overall Strategic Results	50.0%

For each financial objective, each business is rated based on their performance against their business goals and against the relative Competitor Composite where applicable. The companies in the applicable Competitor Composite are shown in “Section III — Performance Assessment and Compensation Decisions” below. Together the financial metrics determine 50% of the business bonus multiplier and send a clear message to all employees that financial growth is important to the Company’s future success.

In 2007, the strategic objectives were set to focus the executive officers on leadership and long-term growth goals to ensure alignment with business objectives. Each business segment was given the flexibility to determine the metrics within these larger categories that were most relevant to the success of their business, which were then approved by the Chairman/CEO. For the 2007 performance period, the Leadership metrics chosen by the business segments included Employee Retention, Talent Pipeline Depth, Diversity and Employee Engagement, which are all critical measures of the health and capacity of the Company’s workforce. Long-Term Growth metrics included initiatives such as Product Pipeline, Operational Efficiency and Compliance, Value to Customers and Market Leadership, which are all indicators of how carefully and thoughtfully business leaders have planned for the future of the Company. The strategic objectives also determine 50% of the business bonus multiplier.

To encourage greater collaboration across business segments, each executive officer has a tie not only to the business for which they are responsible but also to the overall results of the Company. While common metrics are utilized, the determination of the final business bonus multipliers is not wholly formulaic and the Committee’s judgment is an important part of such determination.

The EIP was approved by the shareholders and is intended to comply with Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “IRC”), which allows the Company to take a tax deduction for incentive bonus payments made pursuant to the EIP to certain officers earning in excess of $1 million. The Chairman/CEO and the other executive officers participate in the EIP. Under the EIP, payments of annual performance bonuses to executive officers are prohibited unless Consolidated Earnings, as shown on the audited consolidated statement of income of the Company, are positive. Individual bonuses cannot exceed 0.08% of Consolidated Net Earnings for the Chairman/CEO and Vice Chairman and 0.04% of Consolidated Net Earnings for the other executive officers.

Long-Term Incentives

LTI targets are established utilizing the process described above under “— Setting Compensation Targets.” Once targets are in place, actual awards are determined based solely on individual performance. Please refer to “Section III — Performance Assessment and Compensation Decisions” below for more details on the individual performance assessment process. Participation in these programs is targeted to management-level employees, including the executive officers, who have an ability to impact the Company’s long-term results. For these employees, long-term incentives make up a significant portion of their total compensation.

Long-Term Incentive Plan

Annual LTI Plan awards are approved and priced in the first quarter of each year at the same time that the Committee reviews and approves all components of year-end compensation. LTI Plan awards for 2006 were granted on February 12, 2007, and LTI Plan awards for 2007 were granted on February 11, 2008. Interim, or “off-cycle,” LTI Plan awards made to new employees during the fiscal year are granted and priced on a fixed quarterly schedule: February 1, May 1, August 1 and November 1. The actual grant date is based on when employment commences and all administrative requirements are met. In accordance with the terms of the LTI Plan, stock options are granted at an exercise price equal to the fair market value (calculated as the average of the high and low stock prices on the NYSE) of the Company’s Common Stock on the grant date. The Company does not issue stock options with accelerated ownership (also known as “re-load”) features. In addition, the Company does not re-price or re-issue stock options in the event that the stock price declines to a level below the grant price.

Certificate of Extra Compensation Plan

The CEC Plan, established in 1947, reflects Johnson & Johnson’s commitment to the principle of managing the business for the long-term. CEC awards may be made to executive officers and other key managers of the Company and its subsidiaries worldwide. CECs are valued in accordance with a formula composed of one-half of the Company’s net asset value and one-half of its earnings power value per share of the Company’s outstanding Common Stock. Earnings power value is calculated by taking the capitalized value of net earnings per share averaged over the previous five years. CEC unit value represents an alternative measure of Company performance and intrinsic value that is not subject to short-term market volatility, which the Committee believes will approximate total shareholder return over the long-term. CEC unit value is determined annually as of fiscal year-end and is subject to increase or decrease until the employee is paid his or her CECs upon retirement or termination. Eligible retiring employees may also elect to defer payment to a future date and/or receive payment in installments over a number of years.

The CEC Plan is administered based on the number and value of CECs that vest in a given year. An individual’s actual accrual (i.e., the number of CECs vesting in the year) is based on the Committee’s assessment of individual performance and the executive officer’s contribution to the long-term health and growth of the Company. The number of CECs granted is then determined based on the number of CECs vesting from prior grants and the additional CECs required to reach the appropriate accrual level. Since an executive officer may already be accruing at the appropriate level, he or she may not receive a new grant every year.

Grants of CECs are approved in the first quarter of each year and at the same time that the Committee reviews and approves all components of year-end compensation. CEC awards were granted on February 12, 2007 based on performance in 2006 and on February 11, 2008 based on performance in 2007.

Executive Perquisites & Other Benefits

With the exception of the insurance premiums disclosed in the All Other Compensation table on page 46 of this Proxy Statement, the Company-paid employee benefits for the executive officers are the same as those provided to all other non-union U.S. employees.

In addition to the benefits offered to all employees, executives are provided additional benefits that are intended for business purposes. In some cases, these benefits may be used for personal consumption, which would then be considered part of an executive officer’s total compensation and would be treated as taxable income under the applicable tax laws. In 2007, executive perquisites included: use of the Company Aircraft, Company suites for overnight stays, event tickets, car and driver for commutation and other personal transportation, executive dining room meals, home security system monitoring fees, and financial planning (up to an annual limit of $5,000).

As part of a periodic review of the Company’s compensation programs, an analysis of the Company’s Executive Perquisite Program was conducted in 2007. Based on this analysis, the Company has discontinued the following perquisites previously offered effective January 1, 2008: Company suites, event tickets and financial planning.

SECTION III — PERFORMANCE ASSESSMENT AND COMPENSATION DECISIONS

Measuring Success: Individual Performance Assessment

The Company has established a formal individual performance assessment process, which is structured to:

•	Foster a pay for performance culture

•	Encourage the achievement of long-term strategic plans and annual business plans

•	Engage, encourage and motivate executives to work toward their highest level of performance while adhering to the values embodied in Our Credo

•	Accelerate and facilitate the development and deployment of key talent

The Committee uses this process to ensure goals are in place for each executive officer, and that there is a mechanism by which each executive officer is being held accountable for meeting their goals.

Each executive officer establishes annual performance goals as part of the Company’s individual performance assessment process. These performance goals represent what an individual will be held accountable for during the year — strategic objectives and, in the case of the business segment leaders, financial objectives as well. The individual assessments for Mr. Caruso and Mr. Deyo are based on strategic objectives only. The financial objectives reviewed under the individual assessment process are largely the same as those utilized to determine the business bonus multiplier. Two additional metrics, Earnings Per Share and Shareholder Return, are part of the Chairman/CEO’s and Vice Chairman’s individual assessments. At the end of the performance period, executives are assessed against their pre-established goals.

Annual performance goals are set for each financial objective taking into account:

•	Current market conditions for each of the Company’s diverse business segments

•	Expectations for future growth

•	Opportunities to increase the breadth of the Company’s business

•	Past Company performance

•	Long-term strategic plans

•	Review in comparison to competitor composites

For fiscal year 2007, the Committee considered the performance of the business segment leaders against the following financial metrics. The rationale for why each metric was chosen is provided below.

Metric	Rationale

Sales Growth	• Important top line measure of the Company’s financial wellness and market leadership positions • Critical financial metric to ensure future cash growth

Net Income (Chairman/CEO & Vice Chairman)	• Important measure of the Company’s current financial performance and critical component of cash flow

Management Net Income (business segment leaders) Includes a working capital charge and tax allocations. Excludes certain corporate expenses and special items, and financing activities	• Keeps focus on capital-efficient, profitable growth

Free Cash Flow (Chairman/CEO & Vice Chairman) Operating cash flow less capital spending	• Key indicator of the Company’s ability to meet future obligations and allows for creation of new profitable investments • Allows for the payment of dividends

Cash Flow Metric (business segment leaders) Change in Inventory, Accounts Receivable and Property, Plant & Equipment	• Allows for generation of cash and capital efficiency

Earnings Per Share Growth (EPS) (Chairman/CEO & Vice Chairman)	• Key indicator of intrinsic value of shareholder investment

Shareholder Return (Chairman/CEO & Vice Chairman)	• Key indicator of value creation for investors

The Committee evaluates Sales Growth, Net Income/Management Net Income Margin against business plan performance targets and a Competitor Composite for the entire Company and each business segment. Free Cash Flow is evaluated against business plan only. For the metrics that apply only to the Chairman/CEO and Vice Chairman, both EPS and Shareholder Return are evaluated against a Competitor Composite. EPS is also evaluated against performance targets. In addition, the Committee also looks at five years of financial data versus the relevant Competitor Composite to evaluate the sustainability of the Company’s growth over the long-term.

For 2007 the Company’s Competitor Composite consisted of the following companies broken down by business segment:

Pharmaceuticals	Medical Devices and Diagnostics	Consumer

Abbott Laboratories
Amgen Inc.
AstraZeneca PLC
Bristol-Myers Squibb Company
Eli Lilly and Company
GlaxoSmithKline plc
Merck & Co. Inc.
Novartis International AG
Pfizer Inc.
The Roche Group
Sanofi-Aventis
Schering-Plough Corporation
Wyeth	Abbott Laboratories
  (Vascular & Diagnostics)
Bayer AG (Diagnostics)
Boston Scientific Corporation
CIBA Vision Corporation
C. R. Bard, Inc.
Medtronic, Inc.
OSI-Cooper Vision
The Roche Group (Diagnostics)
Smith & Nephew plc
St. Jude Medical, Inc.
Stryker Corporation
Synthes Stratec, Inc.
Covidien Ltd.
Zimmer Holdings Inc.	Beiersdorf AG
Bristol-Myers Squibb Company  (OTC)
Chattem, Inc.
Colgate-Palmolive Company
GlaxoSmithKline plc (OTC)
Kimberly-Clark Corporation
L’Oréal SA
Novartis International AG (OTC)
The Procter & Gamble Company
Wyeth (OTC)

OTC stands for Over-the-Counter

As each business segment is different, strategic objectives are set based on each executive officer’s unique growth strategy for their business unit or function and take into consideration the challenges that may lay ahead for each business.

For fiscal year 2007, each executive officer’s strategic objectives fell into one or several of the following categories. The rationale for why each objective was chosen is provided below.

Strategic Objective	Rationale

Growth Strategy
Create a strategy that articulates the growth actions for both short-term and long-term growth. Pursue standardization/cost effectiveness initiatives and evaluate and execute on key strategic acquisitions
• Develops a strategy for both short-term and long-term actions that the Company will need to take to ensure that it is capitalizing on growth opportunities — organic and acquired

Research & Development Pipeline Develop the product pipeline with the long-term growth of the Company in mind	• Critical to the sustenance of the Company’s business • A strong pipeline of new products is necessary for the Company to meet its growth strategy plans

External Healthcare Environment Enhance the Company’s position as an active leader in healthcare with an influential voice in healthcare issues
• The Company’s role in shaping the future of the healthcare industry and the quality of care for its patients and customers is important

• The Company’s role as an educator and its ability to influence access to care and improvements in health-care regulations are critical to the success of the Company’s business and to meeting the tenets set forth in Our Credo

Reputation Understand and proactively manage the changing dynamics on key issues such as reputation, media/external and investment community communications and social responsibility
• Key to maintaining a strong brand

• A measure of how well the Company is meeting its Credo responsibilities, including its social responsibilities to its communities

• Building relationships with the investment community is important in helping investors understand the Company’s business model

Leadership Build the leadership pipeline by enacting effective assessment and development measures that allow the Company to cultivate its leadership and identify high-potential executives
• Identifying future leaders and developing and retaining key talent is critical to the success of the Company’s growth strategy

• Building a diverse workforce is part of the Company’s culture and strengthens ties to its communities

The Committee receives an assessment from the Chairman/CEO for the executive officers and reviews these assessments, relying on its own judgment and knowledge of the Company to evaluate performance for each of the executive officers. During the performance review meetings, the Committee’s key considerations include:

1. How the executive performed against goals

2. Whether decisions and actions were consistent with Our Credo values

3. Whether the long-term impact of decisions to the Company was considered

Executive Compensation Decisions

2007 Compensation for 2006 Performance

Some of the compensation figures included in the tables in the “Executive and Director Compensation” section of this Proxy Statement were paid to executives in 2007 for performance in 2006. The decisions regarding these awards and payments were discussed in detail in the Company’s 2007 Proxy Statement dated March 14, 2007. For a full understanding of these decisions, please refer to the sections of the 2007 Proxy Statement entitled “Compensation Discussion and Analysis — Executive Compensation Awarded in 2006 and 2007 — 2007 Merit Increases for Performance in 2006” and “— 2007 Bonus and Long-Term Incentive Awards for Performance in 2006.”

Under SEC Rules, the Company is required to report in the Summary Compensation Table the dollar amounts of the stock options and RSUs for each Named Executive Officer, recognized, or “expensed,” by the Company as compensation costs for financial reporting purposes (excluding forfeiture assumptions) in accordance with Financial Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”) in the previous fiscal year. The amounts that the Company expensed (excluding forfeiture assumptions) for fiscal 2007 are reported in Columns D and E of the Summary Compensation Table on page 43 of this Proxy Statement. The reported stock option amounts comprise options that were granted over a period of four years. The reported RSU amounts comprise RSUs that were granted in 2006 and 2007. The Company did not grant RSUs prior to 2006. The tables below show for each Named Executive Officer the total dollar amounts of stock options and RSUs expensed (excluding forfeiture assumptions) in fiscal 2007, along with a breakdown of the grant date fair values of the annual option and RSU grants made in February of 2004, 2005, 2006 and 2007 for performance in the prior year and the portion of each of those grants that was expensed (excluding forfeiture assumptions) in fiscal 2007.

Stock Options Expensed in 2007

	Stock Option Grants($)				Total 2007
Name	2/9/04	2/14/05	2/13/06	2/12/07	Expense($)

W. C. Weldon

Total Fair Value at Grant	$4,261,075	$6,355,000	$5,528,889	$5,338,468

2007 Expense	118,363	2,118,333	—	5,338,468	$7,575,164

D. J. Caruso

Total Fair Value at Grant	393,330	465,000	251,312	480,462

2007 Expense	10,926	155,000	83,771	140,135	389,832

C. A. Poon

Total Fair Value at Grant	2,294,425	2,867,500	2,513,133	2,402,309

2007 Expense	63,734	955,833	837,711	700,674	2,557,952

R. C. Deyo

Total Fair Value at Grant	1,442,210	1,937,500	1,382,222	1,334,611

2007 Expense	40,061	645,833	—	1,334,611	2,020,505

C. A. Goggins

Total Fair Value at Grant	1,573,320	2,015,000	1,372,802	1,334,611

2007 Expense	43,703	671,667	457,601	452,046	1,625,017

RSUs Expensed in 2007

	RSU Grants($)
	RSU Grant	RSU Grant	Total 2007
Name	2/13/06	2/12/07	Expense($)

W. C. Weldon
Total Fair Value at Grant	$2,041,054	$2,319,368
2007 Expense	—	2,319,368	$2,319,368
D. J. Caruso
Total Fair Value at Grant	278,311	208,754
2007 Expense	92,770	60,887	153,657
C. A. Poon
Total Fair Value at Grant	927,757	1,043,710
2007 Expense	309,252	304,415	613,667
R. C. Deyo
Total Fair Value at Grant	510,236	579,872
2007 Expense	—	579,872	579,872
C. A. Goggins
Total Fair Value at Grant	506,772	579,872
2007 Expense	168,924	196,408	365,332

2008 Compensation for 2007 Performance

The following section describes the assessment of 2007 individual performance against the achievement of key strategic and financial objectives. These assessments are used by the Committee to determine compensation actions for each of the executive officers. The Committee determines base salary increases, annual performance bonuses and long-term incentive awards based on total rewards, as well as on a component-by-component basis. Target pay position relative to the Executive Peer Group is also taken into account. The performance of each executive officer is evaluated, and the ultimate compensation decisions are determined, based on the judgment and experience of the Board, the Committee or the Chairman/CEO, as applicable. While performance against objectives will be a significant factor, the achievement of particular objectives will not determine compensation award levels in a formulaic manner.

Under the individual assessment process, Mr. Weldon, Ms. Poon and Ms. Goggins are evaluated against a set of financial and strategic objectives. The business bonus multipliers for Ms. Poon and Ms. Goggins are tied 50% to the performance of their respective business segment and 50% to the overall Company performance. The individual assessments for Mr. Caruso and Mr. Deyo are based on strategic objectives only. The business bonus multipliers for Mr. Caruso and Mr. Deyo are tied 100% to the overall Company performance. Overall, the Committee believes that the Named Executive Officers made significant progress in meeting their objectives.

In the face of market compression and difficult business conditions, in 2007 the Company took steps to restructure the organization allowing it to reduce its cost structure and continue to invest in new technologies and product opportunities, which will better position the Company for continued profitable growth. The Company also created the Office of Strategy & Growth, to identify future opportunities that will continue to broaden the Company’s product and service offerings.

Consistent with the Company’s operating model of maintaining a long-term perspective, the Committee ensures that both the financial and strategic objectives of the executive officers reflect the Company’s desire to capitalize on its broad-based business model and the convergence of products and technologies that will allow it to have a stronger long-term presence in the healthcare industry. The Company believes that carefully preparing for the future state of the business will be critical in counter-balancing the effects of current market conditions on the Company’s long-term growth plan.

Mr. Weldon — Chairman/CEO

		Results
		2007	Competitor
Financial Objective	Goal	Actual	Composite
2007 Sales Growth (operational)	10.6% - 13.0%	11.5%(1)
2007 Total Growth	Exceed competitor growth	14.6%(1)	8.2%
5 Yr Compounded Annual Growth Rate	Exceed competitor growth	11.0%	9.5%

2007 Net Income	$11.3 - $11.7 billion	$12.1 billion(2)
2007 Total Growth	Exceed competitor growth	8.6%(1)	10.3%

2007 Free Cash Flow	$10.9 - $12.1 billion	$12.3 billion

2007 Earnings Per Share	$3.85 - $4.01	$4.15(2)
2007 Total Growth	4.4% - 4.6%	10.4%(1)	12.9%
5 Yr Compounded Annual Growth Rate	Exceed competitor growth	14.3%	13.1%

2007 Shareholder Return	Exceed competitor growth	3.5%(1)	7.6%
5 Yr Compounded Annual Growth Rate	Exceed competitor growth	6.6%	10.9%

(1)	Percentages are growth comparisons of 2007 versus 2006

(2)	Excluding special items. A reconciliation can be found on the Investor Relations section of the Company’s Web site at www.investor.jnj.com under “Q4 2007 Reconciliation of Non-GAAP Financial Measures and Pro Forma Net Trade Sales”

The Board believes Mr. Weldon took significant steps in 2007 to position the Company for strong long-term performance while operating in a very challenging environment and still meeting his short-term financial goals. Mr. Weldon directed several critical strategic changes at the Company, including (1) restructuring the Pharmaceuticals segment and Cordis business to generate significant cost savings that can be reinvested and drive financial performance, (2) establishing the Office of Strategy and Growth to identify entirely new fields of business for the Company, and (3) creating separate Comprehensive Care and Surgical Care operating groups within the Medical Devices and Diagnostics segment. Under Mr. Weldon’s leadership, the Company has created a foundation for a robust pipeline of products and technology platforms that should result in significant future product launches.

Mr. Weldon continues to reinforce across all the Company’s businesses the importance of adhering to the ethical principles of the Credo. Mr. Weldon, along with Mr. Deyo, the Company’s General Counsel, traveled around the world meeting with managing directors and other senior executives to reinforce the Company’s insistence on ethical, Credo-based behavior.

Mr. Weldon continues to drive leadership development and succession planning by personally participating in many leadership seminars and the performance reviews of high-potential executives. The restructurings referred to above have created important new leadership development opportunities.

Under Mr. Weldon’s leadership, the Company has had an important impact on the external health care environment, including granting a royalty-free license to provide patients in sub-Saharan Africa access to an important HIV product. Mr. Weldon has personally worked with various policy-making and advisory bodies, including the U.S. Food and Drug Administration, the United Kingdom National Institute for Health and Clinical Excellence and the CEO Roundtable on Cancer. The Company’s philanthropic activities, including contributions of cash and products, have had a great impact on people in need on both an acute and long-term basis.

Under Mr. Weldon’s leadership, the Company continues to enjoy a reputation as one of the world’s most admired and respected companies.

For Mr. Weldon, the Committee approved a 3.7% salary increase effective February 25, 2008. This base salary increase is in line with the merit increase budget set in place for all employees. Mr. Weldon’s 2008 base salary is below the 75th percentile of the Executive Peer Group.

Mr. Weldon was also awarded an annual performance bonus equal to 126% of his target, an option/RSU award equal to 99% of his target and a CEC grant of 200,000 units bringing him to 101% of his target accrual. Mr. Weldon’s total compensation is below the 75th percentile of the Executive Peer Group. Please see the table on page 40 of this Proxy Statement for the award values for each pay component.

In the role of Chairman/CEO, Mr. Weldon’s compensation is higher than that of the Company’s other executive officers due to the level of responsibility of his position. All other executive officers report to Mr. Weldon and are appropriately compensated based on their roles in the organization and against the Executive Peer Group.

Mr. Caruso — Chief Financial Officer

In his first year as Chief Financial Officer, Mr. Caruso has made a significant impact in several critical areas. Mr. Caruso was instrumental in working with the business segment leaders to develop financial plans for the business units, and then ensuring ongoing oversight and direction to support achievement of those plans. He developed and implemented a financing and capital structure strategy for the Company that enabled it to take advantage of favorable financial terms, including debt offerings and a stock repurchase program. Mr. Caruso provided financial oversight to ensure the integrity of all reported results through internal controls and compliance with the Sarbanes-Oxley Act. Mr. Caruso has quickly earned a reputation for clear, open communication with members of the financial community.

For Mr. Caruso, the Committee approved a 4.5% merit increase effective January 1, 2008. In addition, he received a promotional increase equal to 21.8% to recognize an increase in his responsibilities. These increases bring his base salary closer to the 50th percentile of the Executive Peer Group for his position as CFO.

Mr. Caruso was also awarded an annual performance bonus equal to 127% of his target, which was further impacted by a business bonus multiplier of 105% based on overall Company results. He also received an option/RSU award equal to 105% of his target and a CEC grant of 25,000 units bringing him to 100% of his target accrual. Mr. Caruso’s total compensation is below the 50th percentile of the Executive Peer Group. Please see the table on page 40 of this Proxy Statement for the award values for each pay component.

Ms. Poon — Vice Chairman, Worldwide Chairman, Pharmaceuticals Group

		Results
		2007		Competitor
Financial Objective	Goal	Actual		Composite
Sales Growth (operational)
2007 Overall Company	10.6% - 13.0%	11	.5%(1)
2007 Total Growth	Exceed competitor growth	14	.6%(1)	8.2%
5 Yr Compounded Annual Growth Rate	Exceed competitor growth	11.0%		9.5%
2007 Pharmaceutical Segment	1.8% - 2.2%	4	.3%(1)
2007 Total Growth	Exceed competitor growth	6	.9%(1)	7.7%

Net Income
2007 Overall Company	$11.3 - $11.7 billion	$12	.1 billion(2)
2007 Total Growth	Exceed competitor growth	8	.6%(1)	10.3%
Management Net Income Growth
2007 Pharmaceutical Segment	2.6% - 6.8%	12	.6%(1)(2)	13.3%

Free Cash Flow
2007 Overall Company	$10.9 - $12.1 billion	$12	.3 billion
Cash Flow Metric
2007 Pharmaceutical Segment	12.3% - 13.5%	34	.3%(1)

2007 Earnings Per Share	$3.85 - $4.01	$4	.15(2)
2007 Total Growth	4.4% - 4.6%	10	.4%(1)	12.9%
5 Yr Compounded Annual Growth Rate	Exceed competitor growth	14.3%		13.1%

2007 Shareholder Return	Exceed competitor growth	3	.5%(1)	7.6%
5 Yr Compounded Annual Growth Rate	Exceed competitor growth	6.6%		10.9%

(1)	Percentages are growth comparisons of 2007 versus 2006

(2)	Excluding special items. A reconciliation can be found on the Investor Relations section of the Company’s Web site at www.investor.jnj.com under “Q4 2007 Reconciliation of Non-GAAP Financial Measures and Pro Forma Net Trade Sales”

As Vice Chairman with ultimate responsibility for the Pharmaceuticals segment, Information Technology, Procurement and Operations and Quality, Ms. Poon took aggressive steps to position the Company to deliver long-term growth. She oversaw the restructuring of the Pharmaceuticals segment to provide significant savings that can be reinvested in the business and enhance financial performance. She has taken actions to replace products that are losing their patent protection by developing new product platforms and advancing the late-stage product pipeline. Under Ms. Poon’s direction, the Company has made progress to standardize many of its procedures and practices, which should significantly improve efficiency. Ms. Poon has also played an important leadership role representing the Company in major trade associations, before governmental and regulatory bodies, and in other key external relationships.

For Ms. Poon, the Committee approved a 3% merit increase effective February 25, 2008. Her base salary is above the 75th percentile of the Executive Peer Group.

Ms. Poon was also awarded an annual performance bonus equal to 79% of her target, which was further impacted by a business bonus multiplier of 106% based on overall Company results and the results of the Pharmaceutical segment. She also received an option/RSU award equal to 101% of her target. She was not awarded any CECs as she is already accruing above target. Ms. Poon’s total compensation is above the 75th percentile of the Executive Peer Group. Please see the table on page 40 of this Proxy Statement for the award values for each pay component.

Mr. Deyo — Vice President, General Counsel

Mr. Deyo serves as General Counsel, and also supervises the Government Affairs and Policy, Health Care Compliance, Privacy, Security and Aviation departments. As General Counsel, Mr. Deyo is responsible for oversight of the legal affairs and legal compliance activities of the Company and its operating subsidiaries. Under his leadership, the Law Department managed, and provided critical advice and counsel to the Company’s executives in connection with, numerous litigation matters, governmental investigations, commercial transactions, the protection of intellectual property and day-to-day business activities. The Company’s lawyers have become more closely aligned with the business units as a result of the continuing implementation of the recent overall restructuring of the Law Department. Mr. Deyo established the Company’s Compliance Committee, with a designated Chief Compliance Officer, to support existing compliance programs. Mr. Deyo has worked to strengthen the Company’s strong culture of ethical and legal decision-making in accordance with the Credo. The Law Department and Government Affairs and Policy Groups worked effectively in communicating the Company’s position and shaping public policy on issues important to the Company, including health care matters, civil justice reform and intellectual property rights.

For Mr. Deyo, the Committee approved a 4.1% merit increase effective February 25, 2008. His base salary is at the 75th percentile of the Executive Peer Group.

Mr. Deyo was also awarded an annual performance bonus equal to 125% of his target, which was further impacted by a business bonus multiplier of 105% based on overall Company results. He also received an option/RSU award equal to 118% of his target. He was not awarded any CECs as he is already accruing at target. Mr. Deyo’s total compensation is above the 75th percentile of the Executive Peer Group. Please see the table on page 40 of this Proxy Statement for the award values for each pay component.

Ms. Goggins — Worldwide Chairman, Consumer Group

		Results
		2007	Competitor
Financial Objective	Goal	Actual(1)	Composite
2007 Sales Growth (operational)
Consumer Segment	41.0% - 50.2%	44.2%
2007 Total Growth	Exceed competitor growth	48.3%	10.3%

Management Net Income Growth
2007 Consumer Segment	19.8% - 24.7%	23.6%(2)	N/A	(3)

Cash Flow Metric
2007 Consumer Segment	(60.4%) - (66.9%)	(36.0%)

(1)	Percentages are growth comparisons of 2007 versus 2006

(2)	Excluding special items

(3)	Not applicable due to PCH acquisition

Under Ms. Goggins’ supervision, the Consumer Group made great progress in integrating the Pfizer Consumer Healthcare (PCH) business and the Over-the-Counter (OTC) business. These successful integrations have enabled the Consumer Group to exceed important targets, including cost synergies and supply chain consolidation. The Company has been able to retain much of the key employee talent that came with the PCH business. While implementing those integrations, Ms. Goggins was able to drive strong business results, including significant growth in key emerging markets and the introduction of hundreds of new products and line extensions.

For Ms. Goggins, the Committee approved a 4.8% merit increase effective February 25, 2008. Her base salary is below the 75th percentile of the Executive Peer Group.

Ms. Goggins was also awarded an annual performance bonus equal to 109% of her target, which was further impacted by a business bonus multiplier of 106% based on overall Company results and the results of the Consumer segment. She also received an option/RSU award equal to 110% of her target. She was not awarded any CECs as she is already accruing above target. Ms. Goggins’ total compensation is at the 75th percentile of the Executive Peer Group. Please see the table below for the award values for each pay component.

2008 Award Values for Individual Pay Components

The following table shows each component of compensation approved in February 2008 or to be accrued during fiscal 2008 for performance in 2007 for each Named Executive Officer. This table does not include change in pension value, non-qualified deferred compensation earnings or the items categorized under “All Other Compensation” in Column H of the Summary Compensation Table on page 43 of this Proxy Statement.

		Annual						Annual	Annual
	Approval/	Base	Performance	Options	Options	RSUs	RSUs	CEC	CEC	Total Planned
	Award	Salary	Bonus	Granted	Granted	Granted	Granted	Accrual	Accrual	Compensation
Name	Date	($)(1)	($)	(#)	($)(2)	(#)	($)(3)	(#)	($)(4)	($)

W. C. Weldon	2/11/08	$1,800,000	$3,500,000	519,838	$3,979,360	43,320	$2,452,129	156,800	$4,644,416	$16,375,904
D. J. Caruso	2/11/08	700,000	735,000	82,591	632,234	6,883	389,612	30,000	888,600	3,345,446
C. A. Poon	2/11/08	1,045,000	1,060,000	170,040	1,301,656	14,170	802,093	70,000	2,073,400	6,282,149
R. C. Deyo	2/11/08	807,000	1,018,500	131,174	1,004,137	10,931	618,749	30,000	888,600	4,336,986
C. A. Goggins	2/11/08	770,000	1,060,000	133,603	1,022,731	11,134	630,240	46,000	1,362,520	4,845,491

(1)	Annual base salary effective February 25, 2008 with the exception of Mr. Caruso whose salary was effective January 1, 2008.

(2)	Option exercise price was $61.75. The grant date fair value as calculated under FAS 123R was $7.66 per option share. The Black-Scholes option valuation model was used with the following assumptions: volatility of 15.0%

based on a blended rate of four-year daily historical average volatility rate, and a five-week average implied volatility rate based on at-the-money traded Johnson & Johnson stock options with a life of two years; dividend yield of 2.9%; risk-free interest rate of 2.97% based on a U.S. Treasury rate of six years; and a six-year option life.

(3)	The price used to determine the number of RSUs granted was $61.75, which was the average of the high and low prices of the Company’s Common Stock on the NYSE on the grant date. The grant date fair value for the RSU awards as calculated under FAS 123R was $56.61 per RSU based on the average of the high and low prices of the Company’s Common Stock on the NYSE on the grant date and discounted by an expected dividend yield of 2.9% due to the lack of dividends paid on the RSUs prior to vesting.

(4)	The annual CEC accrual value is calculated based on a CEC unit value of $29.62. The annual CEC accrual represents the number of units granted through February 11, 2008, that are vesting in the next fiscal year.

SECTION IV — ADDITIONAL INFORMATION CONCERNING EXECUTIVE COMPENSATION

Use of Tally Sheets

The Committee reviews compensation tally sheets, prepared by management and reviewed by the Committee’s compensation consultant, which present comprehensive data on the total compensation and benefits package for each of the Company’s executive officers. These tally sheets include all obligations for present and projected future compensation, as well as analyses for hypothetical terminations and retirements to consider the Company’s obligations under such circumstances. The tally sheets are not used to determine the various elements of compensation or the actual amounts of compensation to be approved.

Employment Arrangements and Agreements

None of the Company’s executive officers are covered by any special arrangements or agreements regarding benefits or payments upon termination. The Company offers broad-based, non-discriminatory separation benefits to full-time U.S. employees who are involuntarily terminated, based on level. This coverage provides executive officers with two weeks pay for each year of service, with a minimum of twelve weeks pay.

Change-in-Control Arrangements and Agreements

The Company does not have any change-in-control agreements or arrangements in place for any of its executive officers. In addition, there are no change-in-control provisions in any of the Company’s compensation plans or instruments.

Stock Ownership Guidelines for Directors and Executive Officers

In 2006, the Board of Directors approved stock ownership guidelines for Directors and executive officers to further align their interests with the interests of the Company’s shareholders. Under these guidelines, the Chairman/CEO will be required to directly or indirectly own Company Common Stock equal in value to five times his or her annual salary, and the other executive officers will be required to own stock equal to three times his or her annual base salary. Non-Employee Directors will be required to own stock equal to three times his or her annual cash retainer, in addition to retaining the stock initially granted upon joining the Board. The Board may designate other executive officers to be subject to specific stock ownership thresholds. Stock ownership for the purpose of these guidelines does not include shares underlying unvested stock options. Individuals subject to these guidelines will be required to achieve the relevant ownership threshold within five years after first becoming subject to the guidelines. If an individual becomes subject to a higher ownership threshold due to promotion or increase in base salary, that individual will be expected to meet the higher ownership threshold within three years. The Nominating & Corporate Governance Committee of the Board will review compliance with these guidelines on an annual basis. Company policy prohibits Directors and executive officers from transacting in derivative instruments linked to the performance of the Company’s securities.

Executive Compensation Recoupment Policy

In 2006, the Board adopted a compensation recoupment policy. Under this policy, in the event of a material restatement of the Company’s financial results, the Board will review the facts and circumstances that led to the requirement for the restatement and will take actions it deems necessary and appropriate. The Board will consider whether any executive officer received compensation based on the original financial statements because it appeared he or she achieved financial performance targets that in fact were not achieved based on the restatement. The Board will also consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such actions or omissions constituted misconduct. The actions the Board could elect to take against a particular executive officer, depending on all facts and circumstances as determined during their review, include: the recoupment of all or part of any bonus or other compensation paid to the executive officer that was based upon achievement of financial results that were subsequently restated; disciplinary actions, up to and including termination; and/or the pursuit of other available remedies.

Tax Impact on Compensation

The Committee has reviewed the Company’s compensation plans with regard to the deduction limitation under the Omnibus Budget Reconciliation Act of 1993 (the “Act”) and the final regulations interpreting the Act that have been adopted by the U.S. Internal Revenue Service (the “IRS”) and the U.S. Department of the Treasury. Based on this review, the Committee has determined that the stock option grants under the LTI Plan, as previously approved by shareholders, meet the requirements for deductibility under the Act. RSU grants under this same plan do not meet the requirements for deductibility under the Act.

In order to permit the future deductibility of executive bonus awards paid in cash and stock-based incentives for certain executive officers of the Company, the Committee and the Board of Directors have adopted the EIP that was approved by shareholders. As a result, all executive bonus awards qualify as performance-based and are not subject to the tax deductibility limitation of Section 162(m) of the IRC. In addition, the Committee has approved the Executive Income Deferral Plan (EIDP) that allows an individual executive officer to elect to defer a portion of base salary, CEC Dividend Equivalents and cash and stock bonus awards on an annual basis. Participation in the EIDP is limited to executive officers and is voluntary. Accordingly, any amounts that would otherwise result in non-tax deductible compensation may be deferred under the EIDP.

As a result of the implementation of the EIP and permitting voluntary deferrals under the EIDP, the Company strives to maximize the tax deduction available under Section 162(m) of the IRC. However, in some cases, the Committee may elect to exceed the tax-deductible limits. This may be necessary for the Company to attract and retain global business leaders who can drive financial and strategic growth objectives that maximize long-term shareholder value.

EXECUTIVE AND DIRECTOR COMPENSATION

SUMMARY COMPENSATION TABLE

The following table provides information concerning the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers for fiscal 2007 and, for those executive officers who were named in the 2007 Proxy Statement, for fiscal 2006. For a complete understanding of the table, please read the narrative disclosures that follow the table.

						G
						Change in
						Pension Value
						and Non-
					F	Qualified
A	B		D	E	Non-Equity	Deferred	H
Name and	Fiscal	C	Stock	Option	Incentive Plan	Compensation	All Other	I
Principal Position	Year	Salary($)	Awards($)	Awards($)	Compensation($)	Earnings($)	Compensation($)	Total($)

William C. Weldon Chairman/CEO	2007	$1,725,000	$2,319,368	$7,575,164	$9,188,120	$7,888,757	$3,220,157	$31,916,566
	2006	1,659,231	2,041,054	9,237,481	7,461,440	5,492,818	2,665,725	28,557,749

Dominic J. Caruso VP, Finance, CFO	2007	550,000	153,657	389,832	1,266,600	381,135	337,148	3,078,372

Christine A. Poon Vice Chairman	2007	1,008,846	613,667	2,557,952	3,718,000	1,446,275	1,198,421	10,543,161
	2006	967,308	270,596	2,504,609	2,389,600	728,268	1,021,083	7,881,464

Russell C. Deyo VP, General Counsel	2007	769,616	579,872	2,020,505	2,746,200	2,264,614	1,291,360	9,672,168
	2006	735,385	510,236	2,550,323	2,207,176	1,240,312	1,144,259	8,387,691

Colleen A. Goggins WW Chairman, Consumer Group	2007	729,923	365,332	1,625,017	2,920,600	1,702,718	1,036,169	8,379,759

Salary (Column C)

The amounts reported in Column C represent base salaries paid to each of the Named Executive Officers for the listed fiscal year.

Stock Awards (Column D)

The amounts reported in Column D represent the dollar amount of RSU awards recognized, or “expensed,” for each of the Named Executive Officers as compensation costs for financial reporting purposes (excluding forfeiture assumptions) in accordance with FAS 123R, for the listed fiscal year. These awards were originally granted for performance prior to the listed fiscal year and are expensed and included here in accordance with SEC reporting guidelines.

Under FAS 123R, the fair value of RSU awards is estimated on the grant date and discounted for dividends because dividends are not paid on RSUs during the vesting period. The grant date fair value for the 2006 RSU awards was $54.13 per RSU based on the average of the high and low prices of the Company’s Common Stock on the NYSE on the grant date and discounted by an expected dividend yield of 2.5% due to the lack of dividends paid on the RSUs prior to vesting. The grant date fair value for the 2007 RSU awards was $60.88 per RSU based on the average of the high and low prices of the Company’s Common Stock on the NYSE on the grant date and discounted by an expected dividend yield of 2.5%. The fair value of RSU awards is expensed over the 36-month vesting period, except for employees who are “retirement eligible” (i.e., age 55 and over with ten years of Company service), for whom it is expensed over a 6-month period. This is the case for all of the Named Executive Officers with the exception of Mr. Caruso, Ms. Poon and Ms. Goggins. For Mr. Caruso and Ms. Poon, the RSU award fair value is expensed over the entire 36-month vesting period since neither is retirement eligible. In the case of Ms. Goggins the RSU award fair value is expensed over a 31-month vesting period since she will become retirement eligible within the 36-month vesting period. None of the Named Executive Officers forfeited any RSU awards in fiscal 2007. The table that appears on page 36 of this Proxy Statement shows for each Named Executive Officer the total dollar amount of RSUs expensed (excluding forfeiture assumptions) in fiscal 2007, along with a breakdown of the grant date fair value of the RSU grants made in February 2007 for performance in 2006.

Determination of RSU awards and certain terms and conditions of the RSUs are described in the section entitled “Compensation Discussion and Analysis — Section II — Compensation Framework and Pay Components” on pages 26 and 29 of this Proxy Statement.

Option Awards (Column E)

The amounts reported in Column E represent the dollar amount of stock option awards recognized for each of the Named Executive Officers as compensation costs for financial reporting purposes (excluding forfeiture assumptions) in accordance with FAS 123R for the listed fiscal year. These awards were originally granted for performance prior to the listed fiscal year and are expensed and included here in accordance with SEC reporting guidelines.

Under FAS 123R, the fair value of each stock option award is estimated on the grant date using the Black-Scholes option valuation model based on the assumptions noted in the following table. The expected life of an option is determined using historical data. Prior to 2006, expected volatility was based on a five-year weekly historical volatility rate. Starting in 2006, expected volatility represents a four-year daily historical average volatility rate, plus a five-week average implied volatility rate based on at-the-money traded Johnson & Johnson stock options with a life of two years. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant.

Black-Scholes Assumptions

	Stock Option Grant Date
	2/10/03	2/9/04	2/14/05	2/13/06	2/12/07

Risk Free Rate	3.08%	3.15%	3.72%	4.60%	4.78%
Expected Volatility	28.0%	27.1%	25.2%	19.6%	14.7%
Expected Life	5 yrs	5 yrs	5 yrs	6 yrs	6 yrs
Dividend Yield	1.35%	1.76%	1.93%	2.50%	2.50%
Fair Value	$13.59	$13.11	$15.50	$12.22	$11.68

The fair value of stock option awards is expensed over the 36-month vesting period, except for employees who are retirement eligible, for whom it is expensed over a 6-month period. This is the case for all the Named Executive Officers with the exception of Mr. Caruso, Ms. Poon and Ms. Goggins. For Mr. Caruso and Ms. Poon, the stock option award fair value is expensed over the entire 36-month vesting period since neither is retirement eligible. In the case of Ms. Goggins the stock option award fair value is expensed over a 31-month vesting period since she will become retirement eligible within the 36-month vesting period. Therefore, the fiscal 2007 and 2006 compensation costs recognized for all of the Named Executive Officers includes compensation expenses related to option grants from prior years. None of the Named Executive Officers forfeited any stock option awards in fiscal 2007 or 2006. The table that appears on page 35 of this Proxy Statement sets forth for each Named Executive Officer the total dollar amount of options expensed (excluding forfeiture assumptions) in 2007, along with a breakdown of the grant date fair values of the annual option grants made in February of 2004, 2005, 2006 and 2007 for performance in the prior year and the portion of each of those grants that was expensed in fiscal 2007.

Determination of stock option awards and certain terms and conditions of the stock options are described in the section entitled “Compensation Discussion and Analysis — Section II — Compensation Framework and Pay Components” on pages 26 and 29 of this Proxy Statement.

Non-Equity Incentive Plan Compensation (Column F)

The amounts reported in Column F represent the aggregate dollar value for each of the Named Executive Officers of the annual performance bonus for the listed fiscal year and CECs that vested in the listed fiscal year. The specific amounts included in Column F are shown below.

		Annual	Value of CEC
	Fiscal	Performance	Units That Vested in
Name	Year	Bonus ($)	Fiscal Year ($)	Total ($)

W. C. Weldon	2007	$3,500,000	$5,688,120	$9,188,120
	2006	3,200,000	4,261,440	7,461,440
D. J. Caruso	2007	735,000	531,600	1,266,600
C. A. Poon	2007	1,060,000	2,658,000	3,718,000
	2006	1,000,000	1,389,600	2,389,600
R. C. Deyo	2007	1,018,500	1,727,700	2,746,200
	2006	850,000	1,357,176	2,207,176
C. A. Goggins	2007	1,060,000	1,860,600	2,920,600

Annual performance bonuses for the listed fiscal year were approved by the Compensation & Benefits Committee and paid to the Named Executive Officers in the first fiscal quarter of the following year in the form of 85% cash and 15% Company Common Stock as determined by the Committee. CECs are part of a deferred long-term compensation program under which performance units are awarded to key executives. Calculation of CEC unit value and certain terms and conditions of CECs are described in the section entitled “Compensation Discussion and Analysis — Section II — Compensation Framework and Pay Components” on pages 26, 29 and 30 of this Proxy Statement. The dollar value of the vested CECs reported in this column was determined using the fiscal year-end 2006 and 2005 value of $26.58 and $23.16 per CEC unit, respectively.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings (Column G)

The amounts representing change in pension value included in the figures reported in Column G were generated by the combination of increases in the accrued pension benefit and change in conversion of that benefit to a present value. Accrued pension benefits for each of the Named Executive Officers were calculated based on the final average pay times years of service as of the listed fiscal year-end. Accrued benefits as of the listed fiscal year-end increased over accrued benefits as of the previous fiscal year-end because an additional year of service was included and because the averages of the most recent five years of pay were greater than the averages as of one year earlier. Absent other changes, the conversion to a present value produces a further increase because normal retirement age, the assumed commencement of benefits, is one year closer. The present value conversion can also cause an increase or decrease in value due to changes in actuarial assumptions. The discount rate used to calculate present values increased from 6.0% as of fiscal year-end 2006 to 6.5% as of fiscal year-end 2007, producing a decrease in the present value. No other actuarial assumptions changed between fiscal year-end 2006 and fiscal year-end 2007.

The amounts representing above-market returns on all CECs vested as of the listed fiscal year-end are also included in Column G. The change in CEC unit value is based on a calculation intended to provide an alternative measure of overall Company performance and intrinsic value that is not subject to short-term market volatility. As such, in some years the formula could produce a return that is either below or above market return (“market return” for this purpose means the performance of the Company’s Common Stock over the applicable period). The actual annual increase in the CEC unit value was compared to the actual increase in the price of the Company’s Common Stock from the previous fiscal year-end to the listed fiscal year-end. The CEC unit value increased from $26.58 as of fiscal year-end 2006 to $29.62 as of fiscal year-end 2007, an increase of 11.44%. The Company’s Common Stock increased from $66.02 to $67.38 over the same period, an increase of 2.06%. The above-market growth was calculated to be 9.38%, or $2.49 per unit.

The table below shows the specific amounts of change in pension value and above-market return on vested CECs included in Column G.

			Above-Market
	Fiscal	Change in	Returns on
Name	Year	Pension Value($)	Vested CECs($)	Total($)

W. C. Weldon	2007	$4,585,754	$3,303,003	$7,888,757

	2006	4,227,514	1,265,304	5,492,818

D. J. Caruso	2007	166,784	214,351	381,135

C. A. Poon	2007	411,905	1,034,370	1,446,275

	2006	369,583	358,685	728,268

R. C. Deyo	2007	690,378	1,574,236	2,264,614

	2006	595,134	645,178	1,240,312

C. A. Goggins	2007	548,711	1,154,007	1,702,718

All Other Compensation (Column H)

The amounts reported in Column H represent the aggregate dollar amount for each Named Executive Officer for perquisites and other personal benefits, tax reimbursements, Company contributions to the Company’s 401(k) Savings Plan, insurance premiums, and the value of CEC dividend equivalents paid or deferred during the listed fiscal year on vested and unvested CECs. The following table shows the specific amounts included in Column H.

						Value of CEC
				Registrant		Dividend
		Perquisites		Contributions		Equivalents
		and Other		to Defined		Earned
		Personal	Tax	Contribution	Insurance	During the
	Fiscal	Benefits(1)	Reimbursements	Plans	Premiums	Fiscal Year(2)	Total
Name	Year	($)	($)	($)	($)	($)	($)

W. C. Weldon	2007	$179,231	$11,017	$77,625	$3,884	$2,948,400	$3,220,157
	2006	201,191	16,122	85,777	5,535	2,357,100	2,665,725
D. J. Caruso	2007	31,994	5,393	10,348	5,913	283,500	337,148
C. A. Poon	2007	41,587	8,402	45,398	9,534	1,093,500	1,198,421
	2006	14,736	7,759	43,529	9,309	945,750	1,021,083
R. C. Deyo	2007	50,084	4,403	34,633	3,440	1,198,800	1,291,360
	2006	41,512	4,306	33,092	4,654	1,060,695	1,144,259
C. A. Goggins	2007	32,635	2,857	32,847	3,930	963,900	1,036,169

(1)	Under SEC Rules, the Company is required to identify by type all perquisites and other personal benefits for a Named Executive Officer if the total value for that individual equals or exceeds $10,000, and to report and quantify each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount for that individual. The aggregate value of perquisites and other personal benefits for Mr. Weldon in fiscal 2007 was $179,231. This amount comprised: personal use of Company aircraft ($118,653); car and driver for commutation and other personal transportation ($29,753); executive dining room meals; home security system monitoring fees; personal use of Company suite; and financial planning (up to annual limit of $5,000). The aggregate value of perquisites and other personal benefits for Mr. Caruso in fiscal 2007 was $31,994. This amount comprised: personal use of Company aircraft (less than $25,000); executive dining room meals; and financial planning (up to annual limit of $5,000). The aggregate value of perquisites and other personal benefits for Ms. Poon in fiscal 2007 was $41,587. This amount comprised: personal use of Company aircraft ($29,166); car and driver for commutation and other personal transportation; executive dining room meals; home security monitoring fees and financial planning (up to an annual limit of $5,000). The aggregate value of perquisites and other personal benefits for Mr. Deyo in fiscal 2007 was $50,084. This amount comprised: personal use of Company aircraft ($41,324); executive dining room meals; home security system monitoring fees; and financial planning (up to annual limit of $5,000). The aggregate value of perquisites and other personal benefits for Ms. Goggins in fiscal 2007 was $32,635. This amount comprised: personal use of Company aircraft (less than $25,000); executive dining room meals; home security system monitoring fees; and financial planning (up to annual limit of $5,000). Amounts for fiscal 2006 for Mr. Weldon, Ms. Poon and Mr. Deyo were reported in the Company’s 2007 Proxy Statement.

Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company. The Company calculates the aggregate incremental cost to the Company for personal use of Company aircraft as the sum of the cost of trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hangar or aircraft parking costs, fuel costs based on the average annual cost of fuel per mile flown, and other smaller variable costs. Fixed costs that would be incurred in any event to operate Company aircraft (e.g., aircraft purchase costs, maintenance not related to personal trips, and flight crew salaries) are not included. The Company calculates the aggregate incremental cost to the Company for Company cars and drivers for commutation and other personal transportation as the sum of the cost of fuel, driver overtime fees, and other smaller variable costs. Fixed costs that would be incurred in any event to operate Company cars (e.g., car purchase costs, maintenance not related to personal trips, and driver salaries) are not included. Executives are taxed on the imputed income attributable to personal use of Company aircraft and cars (excluding commuting) and do not receive tax assistance from the Company with respect to these amounts.

As part of a periodic review of the Company’s compensation programs, an analysis of the Company’s Executive Perquisite Program was conducted in 2007. Based on this analysis, the Company has discontinued the following perquisites previously offered effective January 1, 2008: Company suites in New York City, NY and Washington, DC, event tickets and financial planning.

(2)	CEC dividend equivalents are paid to CEC Plan participants during the fiscal year on vested and unvested CECs in the same amount and at the same time as dividends on the Company’s Common Stock. Participants have the option to defer the payment of CEC dividend equivalents. Mr. Weldon has elected to defer all dollars over $900,000 of his CEC dividend equivalents for 2007. CEC dividend equivalents deferred in 2007 are also reported in Column B of the Non-Qualified Deferred Compensation — 2007 table on page 51 of this Proxy Statement.

Total Compensation (Column I)

The amounts reported in Column I are the sum of Columns C through H for each of the Named Executive Officers. All compensation amounts reported in Column I include amounts paid and amounts deferred.

GRANTS OF PLAN-BASED AWARDS — 2007

The following table provides information concerning the annual performance bonus and long-term incentive awards made to each of the Named Executive Officers in fiscal 2007. For a complete understanding of the table, please read the narrative disclosures that follow the table.

				Estimated Future
				Payouts				I
		Non-Equity		Under Non-Equity			H	All Other
		Incentive Plan		Incentive Plan			All Other	Option	J	K	L
		Awards		Awards			Stock	Awards:	Exercise	Grant	Grant
		(CECs)		(Annual			Awards:	Number of	or Base	Date Fair	Date Fair
		C	D	Performance Bonus)			Number of	Securities	Price of	Value of	Value of
	B	Units	Unit	E	F	G	Shares of	Underlying	Option	Stock	Option
A	Grant	Granted	Price	Threshold	Target	Maximum	Stock or	Options	Awards	Awards	Awards
Name	Date	( # )	($/Unit)	($)	($)	($)	Units ( # )	( # )	($/Sh)	($)	($)
W. C. Weldon	2/12/07	200,000	$26.58	$0	$2,776,000	N/A	38,098	457,178	$65.62	$2,319,368	$5,338,468
D. J. Caruso	2/12/07	35,000	26.58	0	550,000	1,375,000	3,429	41,146	65.62	208,754	480,462
C. A. Poon	2/12/07	25,000	26.58	0	1,268,750	3,171,875	17,144	205,730	65.62	1,043,710	2,402,309
R. C. Deyo	2/12/07	11,000	26.58	0	775,000	1,937,500	9,525	114,294	65.62	579,872	1,334,611
C. A. Goggins	2/12/07	5,000	26.58	0	918,750	2,296,875	9,525	114,294	65.62	579,872	1,334,611

Non-Equity Incentive Plan Awards (Columns C and D)

The amounts reported in Columns C and D relate to the CECs awarded to the Named Executive Officers in February 2007 for the 2006 performance year. The value of CECs granted in 2007 was based on the CEC unit value as of fiscal year-end 2006, which was $26.58. The CEC unit value is subject to increase or decrease based on the performance of the Company. The calculation of CEC unit value and certain terms and conditions of CECs are described in the section entitled “Compensation Discussion and Analysis — Section II — Compensation Framework and Pay Components” on pages 26, 29 and 30 of this Proxy Statement.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Columns E through G)

The amounts reported in Columns E through G reflect threshold, target and maximum performance bonus award amounts for the 2007 performance year that were set in 2007. No maximum performance bonus award amount as a percentage of base salary was set for the Chairman/CEO. Actual performance bonus payments, as reflected in Column F of the Summary Compensation Table on page 43 of this Proxy Statement, were made in recognition of 2007 performance using the range represented in these Columns E through G as guidance.

Bonus targets as a percentage of base salary and annual performance bonuses paid to the Named Executive Officers were determined as described in the section entitled “Compensation Discussion and Analysis — Section II — Compensation Framework and Pay Components” on pages 24 through 29 of this Proxy Statement.

All Other Stock and Option Awards (Columns H through L)

The amounts reported in Columns H through L relate to the RSU and stock option grants awarded to the Named Executive Officers in February 2007 for the 2006 performance year. Under the terms of the LTI Plan, the stock options were granted at an exercise price equal to the fair market value (calculated as the average of the high and low stock prices on the NYSE) of the Company’s Common Stock on the grant date. For the grants made in February 2007, this value was higher than the closing price on the grant date. Determination of RSU and stock option awards and certain terms and conditions of the RSUs and stock options are described in the section entitled “Compensation Discussion and Analysis — Section II — Compensation Framework and Pay Components” on pages 26 and 29 of this Proxy Statement.

Under FAS 123R, the grant date fair value of the RSU awards is estimated on the grant date and discounted for dividends because dividends are not paid on RSUs during the vesting period. The grant date fair value was $60.88 per RSU based on the average of the high and low prices of the Company’s Common Stock on the NYSE on the grant date and discounted by an expected dividend yield of 2.5%.

Under FAS 123R, the grant date fair value of each stock option award is calculated on the grant date using the Black-Scholes option valuation model. The stock options expiring on February 10, 2017 had a grant date present value of $11.68 per option share. The Black-Scholes model was used with the following assumptions: volatility of 14.66% based on a blended rate of four-year daily historical average volatility rate, and a five-week average implied volatility rate based on at-the-money traded stock options with a life of two years; dividend yield of 2.5%; risk-free interest rate of 4.78% based on a U.S. Treasury rate of six years; and a six-year option life.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — 2007

The following table provides information concerning the unexercised stock options outstanding and unvested RSUs for each of the Named Executive Officers as of fiscal year-end 2007.

			Options				Stock Awards
								I
							H	Market
							Number of	Value of
			Number of Securities		F		Shares or	Shares or
			Underlying Unexercised		Option	G	Units of	Units of
	B	C	Options ( # )		Exercise	Option	Stock That	Stock That
A	Grant	Vesting	D	E	Price	Expiration	Have Not	Have Not
Name	Date	Date	Exercisable	Unexercisable	($)	Date	Vested ( # )	Vested ($)

W. C. Weldon	6/25/98	6/26/01	60,000		$38.59	6/24/08
	12/3/98	12/4/01	60,000		40.16	12/2/08
	12/2/99	12/3/02	160,000		50.08	12/1/09
	11/30/00	12/1/03	240,000		50.69	11/29/10
	2/11/02	2/12/05	600,000		57.30	2/10/12
	2/10/03	2/11/06	450,000		52.20	2/8/13
	2/9/04	2/10/07	325,000		53.93	2/7/14
	2/14/05	2/15/08		410,000	66.18	2/13/15
	2/13/06	2/14/09		452,520	58.34	2/12/16	37,710	$2,540,900
	2/12/07	2/13/10		457,178	65.62	2/10/17	38,098	2,567,043
D. J. Caruso	10/7/99	10/8/03	40,420		47.39	10/6/09
	11/30/00	12/1/03	19,800		50.69	11/29/10
	2/11/02	2/12/05	30,000		57.30	2/10/12
	2/10/03	2/11/06	20,400		52.20	2/8/13
	2/9/04	2/10/07	30,000		53.93	2/7/14
	2/14/05	2/15/08		30,000	66.18	2/13/15
	2/13/06	2/14/09		20,569	58.34	2/12/16	5,142	346,468
	2/12/07	2/13/10		41,146	65.62	2/10/17	3,429	231,046

			Options				Stock Awards
								I
							H	Market
							Number of	Value of
			Number of Securities		F		Shares or	Shares or
			Underlying Unexercised		Option	G	Units of	Units of
	B	C	Options ( # )		Exercise	Option	Stock That	Stock That
A	Grant	Vesting	D	E	Price	Expiration	Have Not	Have Not
Name	Date	Date	Exercisable	Unexercisable	($)	Date	Vested ( # )	Vested ($)

C. A. Poon	11/24/00	11/25/03	160,000		$47.63	11/23/10
	2/11/02	2/12/05	150,000		57.30	2/10/12
	2/10/03	2/11/06	135,000		52.20	2/8/13
	2/9/04	2/10/07	175,000		53.93	2/7/14
	2/14/05	2/15/08		185,000	66.18	2/13/15
	2/13/06	2/14/09		205,691	58.34	2/12/16	17,141	$1,154,961
	2/12/07	2/13/10		205,730	65.62	2/10/17	17,144	1,155,163
R. C. Deyo	12/3/98	12/4/01	40,000		40.16	12/2/08
	12/2/99	12/3/02	100,000		50.08	12/1/09
	11/30/00	12/1/03	170,000		50.69	11/29/10
	2/11/02	2/12/05	125,000		57.30	2/10/12
	2/10/03	2/11/06	110,000		52.20	2/8/13
	2/9/04	2/10/07	110,000		53.93	2/7/14
	2/14/05	2/15/08		125,000	66.18	2/13/15
	2/13/06	2/14/09		113,130	58.34	2/12/16	9,427	635,191
	2/12/07	2/13/10		114,294	65.62	2/10/17	9,525	641,795
C. A. Goggins	12/3/98	12/4/01	28,000		40.16	12/2/08
	12/2/99	12/3/02	24,000		50.08	12/1/09
	11/30/00	12/1/03	50,000		50.69	11/29/10
	2/11/02	2/12/05	125,000		57.30	2/10/12
	2/10/03	2/11/06	110,000		52.20	2/8/13
	2/9/04	2/10/07	120,000		53.93	2/7/14
	2/14/05	2/15/08		130,000	66.18	2/13/15
	2/13/06	2/14/09		112,359	58.34	2/12/16	9,363	630,879
	2/12/07	2/13/10		114,294	65.62	2/10/17	9,525	641,795

Market Value of Shares or Units of Stock That Have Not Vested (Column I)

The market value of unvested RSUs included in Column I was calculated using the closing price of the Company’s Common Stock on the NYSE on December 28, 2007, which was the last business day of fiscal 2007, of $67.38.

OPTION EXERCISES AND STOCK VESTED — 2007

The following table provides information concerning the exercises of stock options during fiscal 2007 on an aggregated basis for each of the Named Executive Officers. No RSUs vested during 2007 for any of the Named Executive Officers.

	Option Awards
	Number of Shares
	Acquired	Value Realized
Name	on Exercise ( # )	on Exercise ($)

W. C. Weldon	42,000	$1,275,600
D. J. Caruso	19,199	575,482
C. A. Poon	—	—
R. C. Deyo	44,000	1,518,000
C. A. Goggins	30,000	1,058,552

PENSION BENEFITS — 2007

The following table provides information as of fiscal year-end 2007 with respect to the Company’s pension plans for each of the Named Executive Officers. For a complete understanding of the table, please read the narrative disclosures that follow the table.

				Present
		Number of	Normal	Value of
		Years Credited	Retirement	Accumulated
Name	Plan Name	Service (#)	Age	Benefits ($)

W. C. Weldon	Salaried Pension Plan	36.33	62	$1,048,000
	Excess Pension Plan			27,036,000
D. J. Caruso	Salaried Pension Plan	8.00	62	127,000
	Excess Pension Plan			394,000
C. A. Poon	Salaried Pension Plan	7.08	62	156,000
	Excess Pension Plan			1,579,000
R. C. Deyo	Salaried Pension Plan	22.33	62	608,000
	Excess Pension Plan			4,702,000
C. A. Goggins	Salaried Pension Plan	26.08	62	510,000
	Excess Pension Plan			3,929,000

Each of the Named Executive Officers participates in the same defined benefit pension plans offered to other U.S. non-union employees. Annuity benefits payable under the U.S. plans are calculated as (1) final average earnings times 1.667% times years of service prior to 2005, plus (2) 1.55% times years of service after 2004, minus (3) age 65 Social Security benefits times 1.429% times years of service. For this formula, final average earnings are defined as the average of the highest consecutive 60 months out of the last 120 months of pay, including base salary, bonus and dividend equivalents paid or deferred on non-vested CEC units.

The formula above produces the amount payable as a monthly annuity for the life of the Named Executive Officer beginning as early as age 62. Benefits can begin as early as age 55 retirement, but are subject to a 4% per year reduction for the number of years before age 62 that benefits begin.

The Salaried Pension Plan applies this formula to pay up to the IRS’s covered compensation limit ($225,000 in 2007). The Excess Pension Plan is a restorative supplemental retirement plan that uses the same formula (including the definition of final average earnings) as the Salaried Pension Plan without applying the IRS pay limits and is offset by amounts paid from the Salaried Pension Plan. Any U.S. non-union employee may participate in the Excess Pension Plan if his or her covered compensation exceeds the IRS limit.

While a present value is shown in the table, benefits are not available as a lump sum and must be taken in the form of an annuity. Present values were calculated using the same actuarial assumptions applied in the calculation of pension liabilities reported in the Company’s 2007 Annual Report (discount rate of 6.50%, mortality according to the GAM1994 table projected to 2004).

No payments were made in 2007 under the Company’s pension plans to any of the Named Executive Officers.

NON-QUALIFIED DEFERRED COMPENSATION — 2007

The following table provides information with respect to the Company’s defined contribution and non-tax-qualified compensation deferral plans for each of the Named Executive Officers for 2007. For a complete understanding of the table, please read the narrative disclosures that follow the table.

	B	C	D	E
	Executive	Registrant	Aggregate	Aggregate
A	Contributions in	Contributions in	Earnings in	Balance at
Name	Last FY($)	Last FY($)	Last FY($)	Last FYE($)

W. C. Weldon	$3,253,376	$5,755,620	$5,040,165	$54,705,093
D. J. Caruso	—	546,225	265,103	2,605,262
C. A. Poon	149,972	2,693,273	1,349,637	13,668,266
R. C. Deyo	127,444	1,752,208	1,996,936	20,234,162
C. A. Goggins	132,552	1,883,322	1,460,179	14,751,511

Executive Contributions in Last Fiscal Year (Column B)

The amounts reported in Column B include amounts deferred in the last fiscal year under the Executive Income Deferral Plan, which allows eligible employees to defer up to 50% of base salary, 100% of annual performance bonus and 100% of dividend equivalents on CECs.

Registrant Contributions in Last Fiscal Year (Column C)

The amounts reported in Column C include Company contributions to each of the Named Executive Officer’s Excess Savings Plan account. These amounts also include the value of CECs that vested during the fiscal year, calculated using the fiscal year-end 2006 unit value of $26.58. The value of CECs that vested during the fiscal year is also included in Column F of the Summary Compensation Table on page 43 of this Proxy Statement. The specific amounts included in Column C are shown below.

	Registrant
	Contribution to	Value of CEC
	Excess Savings	Units That Vested
Name	Plan($)	in Last FY($)	Total($)

W. C. Weldon	$67,500	$5,688,120	$5,755,620
D. J. Caruso	14,625	531,600	546,225
C. A. Poon	35,273	2,658,000	2,693,273
R. C. Deyo	24,508	1,727,700	1,752,208
C. A. Goggins	22,722	1,860,600	1,883,322

Aggregate Earnings in Last Fiscal Year (Column D)

The amounts reported in Column D include earnings on the Executive Income Deferral Plan, Excess Savings Plan and International Savings Plan, in addition to the change in value on all vested CECs as of the fiscal year-end. The CEC unit value increased from $26.58 as of fiscal year-end 2006 to $29.62 as of fiscal year-end 2007. The portion of the change in value on all vested CECs as of fiscal year-end 2007 deemed to be above market returns are included in Column G of the Summary Compensation Table on page 43 of this Proxy Statement. The specific amounts included in Column D are shown below.

	Earnings on Income
	Deferral Program and	Change in Value on All
	Excess and Int’l	Vested CECs at Last
Name	Savings Plans($)	FYE($)	Total($)

W. C. Weldon	$1,011,557	$4,028,608	$5,040,165
D. J. Caruso	3,663	261,440	265,103
C. A. Poon	88,037	1,261,600	1,349,637
R. C. Deyo	76,872	1,920,064	1,996,936
C. A. Goggins	52,659	1,407,520	1,460,179

Aggregate Balance at Last Fiscal Year-End (Column E)

The amounts reported in Column E include the full balance from the Executive Income Deferral Plan, Excess Savings Plan and International Savings Plan. These amounts also include the full value (at $29.62) of all vested CECs held by each Named Executive Officer as of fiscal year-end 2007. The specific amounts included in Column E are shown below.

	Full Balance of Income	Full Value of All
	Deferral Plan and Excess	Vested CECs
Name	and Int’l Savings Plans ($)	at Last FYE ($)	Total ($)

W. C. Weldon	$15,452,669	$39,252,424	$54,705,093
D. J. Caruso	57,942	2,547,320	2,605,262
C. A. Poon	1,375,966	12,292,300	13,668,266
R. C. Deyo	1,526,170	18,707,992	20,234,162
C. A. Goggins	1,037,451	13,714,060	14,751,511

Each of the Named Executive Officers participates in two or more of the following non-tax qualified deferred compensation programs: Excess Savings Plan (all named executives), International Savings Plan (Mr. Weldon and Ms. Goggins), Executive Income Deferral Plan (Messrs. Weldon and Deyo and Ms. Poon and Ms. Goggins) and CEC Plan (all Named Executive Officers).

The Company’s 401(k) Savings Plan provides a matching contribution of 4.5% of base salary for employees contributing at least 6% of base salary. Base salary covered under this plan is limited by the IRS (to $225,000 in 2007). The Excess Savings Plan credits an unfunded account with 4.5% of base salary in excess of the IRS limit. The rate of earnings credited to the Excess Savings Plan accounts is equal to actual earnings in the Balanced Fund investment option within the Company’s 401(k) Savings Plan (9.0% in 2007). Distribution of Excess Savings Plan account balances can be made as a lump sum or in up to 15 annual installments beginning as early as retirement or separation, but not later than 10 years after retirement or separation.

Mr. Weldon and Ms. Goggins have each worked at Johnson & Johnson locations outside of the United States where no U.S. tax-qualified savings plan was available. As a result, accounts in the International Savings Plan were credited with 3% of base salary for those periods. The rate of earnings credited to the International Savings Plan accounts is equal to actual earnings in the Fixed Interest Fund investment option within the Company’s 401(k) Savings Plan (4.8% in 2007). Distribution of International Savings Plan accounts are made upon retirement or separation from the Company.

Under the Executive Income Deferral Program, certain executives are eligible to defer up to 50% of base salary and 100% of performance bonus and CEC dividend equivalents until they retire from the Company. Distribution of amounts deferred before 2005 can begin up to 10 years after separation or retirement and be paid as a lump sum or in up to 15 annual installments. Payment of amounts deferred after 2004 begins six months after retirement. Deferred amounts are credited with earnings equal to the actual return on three investment options: Johnson & Johnson Common Stock, One-Year Treasury Bills, or the Balanced Fund investment option within the Company’s 401(k) Savings Plan. The allocation among these options is elected by the executive officer. For 2007, the return on the One-Year Treasury Bill option was 5.0% and the aggregate return on Johnson & Johnson Common Stock for these participants was 4.9%.

No withdrawals or distributions were made to any of the Named Executive Officers under any of the Company’s defined contribution or non-tax-qualified compensation deferral plans in 2007.

DIRECTOR COMPENSATION — 2007

The following table provides information concerning the compensation of the Company’s Non-Employee Directors for 2007. Directors who are employees of the Company receive no additional compensation for their services as Directors or as members of Board committees. For a complete understanding of the table, please read the footnotes and the narrative disclosures that follow the table.

	Fees Earned
	or Paid	Stock	All Other
Name	in Cash($)	Awards(1)(2)($)	Compensation(3)($)	Total($)

M. S. Coleman	$95,000	$99,939	$7,692	$202,631
J. G. Cullen	115,000	99,939	7,692	222,631
M. M. E. Johns	96,500	99,939	5,244	201,683
A. D. Jordan(4)	36,500(5)	99,939	7,692	144,131
A. G. Langbo	106,500	99,939	7,692	214,131
S. L. Lindquist	95,000	99,939	7,692	202,631
L. F. Mullin	105,000	99,939	7,692	212,631
W. D. Perez	52,750(6)	61,790(7)	—	114,540
C. Prince	96,500	99,939	2,467	198,906
S. S Reinemund	103,167	99,939	7,692	210,798
D. Satcher	105,000	99,939	7,692	212,631

(1)	All figures represent the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2007, which for all grants was equal to the grant date fair value, computed in accordance with FAS 123R. Non-Employee Directors are granted shares of restricted Common Stock in February of each year. The restricted shares become freely transferable on the third anniversary of the grant date.

(2)	The aggregate number of stock options outstanding for each Non-Employee Director and Mrs. Jordan as of December 30, 2007 is indicated in the table below. The compensation costs for all of these options were recognized by the Company for financial reporting purposes prior to fiscal 2006. The Company ceased granting stock options to Non-Employee Directors after February 2004.

Name	Options ( # )

M. S. Coleman	7,600
J. G. Cullen	29,250
M. M. E. Johns	—
A. D. Jordan	29,250
A. G. Langbo	29,250
S. L. Lindquist	7,600
L. F. Mullin	26,250
W. D. Perez	—
C. Prince	—
S. S Reinemund	7,600
D. Satcher	13,900

(3)	Amounts reflect the dollar value of dividend payments on shares of restricted Common Stock in 2007.

(4)	Retired and did not stand for re-election in 2007.

(5)	Pro rated for partial service year.

(6)	Pro rated from when Mr. Perez was appointed to the Board in June 2007.

(7)	Reflects a one-time grant of 1,000 shares of Company Common Stock upon first becoming a Director in June 2007 valued at the grant date fair value of $61.79 per share.

Director Fees and Equity Compensation

In 2007, each Non-Employee Director received an annual fee of $85,000 for his or her service as a member of the Company’s Board of Directors. In addition, Non-Employee Directors received an annual fee of $5,000 for service on a Board committee, or $15,000 if he or she was Chairman of the committee. The Presiding Director was paid an additional annual fee of $10,000. Non-Employee Directors were eligible to receive meeting fees of $1,500 per day if they attended a committee meeting held on a day other than a

Board meeting day. Members of the Compensation & Benefit Committee (Dr. Johns, Mr. Langbo, Mr. Reinemund and Mr. Prince) each received $1,500 for a committee meeting held in January 2007, which was not on a Board meeting day. Meeting fees were not paid for participation in telephonic committee meetings. As part of a periodic review of compensation for the Non-Employee Directors, the annual fee for service as a Director was increased to $100,000, beginning in 2008, to be commensurate with director fees at peer companies. All other Director compensation arrangements remain the same.

Each Non-Employee Director receives non-retainer equity compensation in the first quarter of each year under the Company’s LTI Plan in the form of shares of restricted Common Stock having a value of $100,000 on the grant date. Accordingly, each Non-Employee Director was granted 1,619 shares of restricted Common Stock under the LTI Plan in February 2008 for service on the Board in 2007. The restricted shares become freely transferable on the third anniversary of the grant date. In addition, each Non-Employee Director receives a one-time grant of 1,000 shares of unrestricted Common Stock upon first becoming a member of the Board.

Non-Employee Directors are subject to the Stock Ownership Guidelines for Directors and Executive Officers described in the section entitled “Compensation Discussion and Analysis — Section IV — Additional Information Concerning Executive Compensation — Stock Ownership Guidelines for Directors and Executive Officers” on page 41 of this Proxy Statement.

Deferred Fee Plan for Non-Employee Directors

Under the Deferred Fee Plan for Non-Employee Directors, a Non-Employee Director may elect to defer payment of all or a portion of his or her fees until or beyond termination of his or her directorship. Deferred fees earn additional amounts based on a hypothetical investment in the Company’s Common Stock. (Non-Employee Directors who have served on the Board since prior to January 1, 1996 instead may elect to “invest” deferred fees into CECs under the CEC Plan up to the time of termination of his/her directorship. Currently, no Directors have elected this option.) All Common Stock equivalent units held in each Non-Employee Director’s Deferred Fee Account receive dividend equivalents in the same amount and at the same time as dividends on the Company’s Common Stock.

Additional Arrangements

The Company pays for or provides (or reimburses Directors for out-of-pocket costs incurred for) transportation, hotel, food and other incidental expenses related to attending Board and committee meetings or participating in director education programs and other director orientation or educational meetings. In addition, Non-Employee Directors are eligible to participate in the Company’s charitable matching gift program for employees, pursuant to which the Company will contribute, on a two-to-one basis, up to $25,000 per year per employee or Non-Employee Director to educational and certain other charitable institutions.

AUDIT COMMITTEE REPORT

The Audit Committee reports to and acts on behalf of the Board of Directors of the Company by providing oversight of the financial management, legal compliance programs, independent auditors and financial reporting controls and accounting policies and procedures of the Company. The Company’s management is responsible for preparing the Company’s financial statements and systems of internal control and the independent auditors are responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent auditors.

In this context, the Audit Committee has met and held discussions with management and the internal and independent auditors (including private sessions with the internal auditors, the independent auditors, the Chief Financial Officer and the General Counsel at each Audit Committee meeting). Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the fiscal year ended December 30, 2007 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.

The Audit Committee has discussed with the independent auditors matters required to be discussed by the applicable Auditing Standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties). In addition, the independent auditors provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee and the independent auditors have discussed the auditors’ independence from the Company and its management, including the matters in those written disclosures. Additionally, the Audit Committee considered the non-audit services provided by the independent auditors and the fees and costs billed and expected to be billed by the independent auditors for those services (as shown on page 56 of this Proxy Statement). All of the non-audit services provided by the independent auditors since February 10, 2003, and the fees and costs incurred in connection with those services, have been pre-approved by the Audit Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy, as adopted by the Audit Committee. (This policy is discussed in further detail on page 57 of this Proxy Statement.) When approving the retention of the independent auditors for these non-audit services, the Audit Committee has considered whether the retention of the independent auditors to provide those services is compatible with maintaining auditor independence.

In reliance on the reviews and discussions with management and the independent auditors referred to above, the Audit Committee believes that the non-audit services provided by the independent auditors are compatible with, and did not impair, auditor independence.

The Audit Committee also has discussed with the Company’s internal and independent auditors, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting.

In further reliance on the reviews and discussions with management and the independent auditors referred to above, the Audit Committee recommended to the Board of Directors on February 11, 2008, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2007, for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board of Directors, and the Board has approved, subject to shareholder ratification, the selection of the Company’s independent auditors.

                          Mr. James G. Cullen, Chairman
                          Dr. Mary Sue Coleman
                          Mr. Leo F. Mullin
                          Mr. Steven S Reinemund

ITEM 2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year 2008. Shareholder ratification of the appointment is not required under the laws of the State of New Jersey, but the Board has decided to ascertain the position of the shareholders on the appointment. The Board of Directors will reconsider the appointment if it is not ratified. The affirmative vote of a majority of the shares voted at the meeting is required for ratification.

During fiscal years 2006 and 2007, PricewaterhouseCoopers not only acted as the independent registered public accounting firm for the Company and its subsidiaries (work related to the integrated audit of the Company’s Consolidated financial statements and of its internal control over financial reporting), but also rendered on behalf of the Company and its subsidiaries other services.

Rules enacted under the Sarbanes-Oxley Act prohibit an independent auditor from providing certain non-audit services for an audit client. These rules became effective on May 6, 2003 for new engagements. All engagements with independent auditors to perform a prohibited non-audit service entered into prior to May 6, 2003 were required to be completed before May 6, 2004. Since May 6, 2004, PricewaterhouseCoopers has not provided any services that are prohibited under applicable rules and regulations. It is expected that PricewaterhouseCoopers will continue to provide certain accounting, additional auditing, tax and other services to Johnson & Johnson and its affiliates, which are permitted under applicable rules and regulations.

The following table sets forth the aggregate fees billed or expected to be billed by PricewaterhouseCoopers for 2007 and 2006 for audit and non-audit services (as well as all “out-of-pocket” costs incurred in connection with these services) and are categorized as Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees. The nature of the services provided in each such category is described following the table.

	Actual Fees
	2007	2006

Audit Fees	$21,995,000	$21,705,000
Audit-Related Fees	6,705,000	6,700,000

Total Audit and Audit-Related Fees	28,700,000	28,405,000

Tax Fees	6,800,000	9,500,000

Other Services	560,000	900,000

Total Fees	$36,060,000	$38,805,000

Audit Fees — Consists of professional services rendered for the audits of the consolidated financial statements of the Company, quarterly reviews, statutory audits, issuance of comfort letters, consents, income tax provision procedures, and assistance with and review of documents filed with the SEC. Approximately $2,780,000 and $4,770,000 of the Audit Fees incurred in 2007 and 2006, respectively, represent recurring and non-recurring services associated with the Sarbanes-Oxley Section 404 internal control audit.

Audit-Related Fees — Consists of assurance and related services related to employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultation and audits in connection with acquisitions and dispositions, internal control reviews, attest services that are not required by statute or regulation, advice as to the preparation of statutory financial statements, and consultations concerning financial accounting and reporting standards.

Tax Fees — In 2007, approximately 64% of Tax Fees were related to tax compliance (review and preparation of corporate and expatriate tax returns, assistance with tax audits, review of the tax treatments for certain expenses, extra-territorial income analysis, transfer pricing documentation for compliance purposes and tax due diligence relating to acquisitions). Other tax services included state and local tax planning and consultations with respect to various domestic and international tax matters. In 2006, approximately 73% of Tax Fees were related to tax compliance.

Other Services — Consists of reviews for compliance with various government regulations relating to the health care industry and privacy standards, risk management reviews and assessments, audits of various contractual arrangements to assess compliance, validation reviews of systems to assess compliance with FDA rules, and projects relating to reviewing systems security controls.

Pre-Approval of Audit and Non-Audit Services

Under the Audit and Non-Audit Services Pre-Approval Policy, as adopted by the Audit Committee in 2003, the Audit Committee must pre-approve all audit and non-audit services provided by the independent auditors. The policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent auditor. The policy utilizes both a framework of general pre-approval for certain specified services and specific pre-approval for all other services.

In the first quarter of each year, the Audit Committee is asked to pre-approve the engagement of the independent auditors, and the projected fees, for audit services, audit-related services (assurance and related services that are reasonably related to the performance of the auditor’s review of the financial statements or that are traditionally performed by the independent auditor) and tax services (such as tax compliance, tax planning and tax advice) for the current year. In addition, the following specific routine and recurring other services may also be pre-approved generally for the current year: audits or reviews of third parties to assess compliance with contracts; risk management reviews and assessments; dispute analysis; health care compliance reviews related to privacy; and other regulatory matters and certain projects to evaluate systems security.

The fee amounts approved at such first quarter meeting are updated to the extent necessary at the regularly scheduled meetings of the Audit Committee during the year. Additional pre-approval is required before actual fees for any service can exceed 5% of the originally pre-approved amount, excluding the impact of currency.

If the Company wants to engage the independent auditor for other services that are not considered subject to general pre-approval as described above, then the Audit Committee must approve such specific engagement as well as the projected fees. Additional pre-approval is required before any fees can exceed those fees approved for any such specifically-approved services.

If the Company wishes to engage the independent auditor for additional services that have not been generally pre-approved as described above, then such engagement will be presented to the Audit Committee for pre-approval at its next regularly scheduled meeting. If the timing of the project requires an expedited decision, then the Company may ask the Chairman of the Audit Committee to pre-approve such engagement. Any such pre-approval by the Chairman is then reported to the other Committee members at the next Committee meeting. In any event, pre-approval of any engagement by the Audit Committee or the Chairman of the Audit Committee is required before the independent auditors may commence any engagement.

In 2007, there were no fees paid to PricewaterhouseCoopers under a de minimis exception to the rules that waives pre-approval for certain non-audit services.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Shareholders and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from shareholders during the meeting.

The Board of Directors unanimously recommends that the shareholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2008.

ITEM 3:  SHAREHOLDER PROPOSAL ON ADVISORY VOTE
ON EXECUTIVE COMPENSATION POLICIES AND DISCLOSURE

The following shareholder proposal has been submitted to the Company for action at the meeting by the College Retirement Equities Fund (CREF) of New York, New York, a holder of 29,735,934 shares of stock. The affirmative vote of a majority of the shares voted at the meeting is required for approval of the shareholder proposal. The text of the proposal follows:

“RESOLVED, that the shareholders of Johnson & Johnson (the ‘Company’) recommend that the board of directors adopt a policy requiring that the proxy statement for each annual meeting contain a proposal, submitted by and supported by Company management, seeking an advisory vote of shareholders to ratify and approve the board Compensation Committee Report and the executive compensation policies and practices set forth in the Company’s Compensation Discussion and Analysis.

Supporting Statement

The recent amendments to the Securities and Exchange Commission’s rules governing the disclosure of executive compensation are intended to provide shareholders with clearer and more complete information about the Company’s compensation policies, goals, metrics, rationale and cost. The new rules should enable shareholders to make an informed judgment about the appropriateness of the company’s compensation program. We believe that a non-binding, advisory vote is an effective way for shareholders to advise the company’s board and management whether the company’s policies and decisions on compensation have been adequately explained and whether they are in the best interest of shareholders.

An advisory vote would inform management and the board of shareholder views without involving shareholders in compensation decisions. We believe that the results of an advisory vote would encourage independent thinking by the board, stimulate healthy debate within the Company and promote substantive dialogue about compensation practices between the Company and its investors.

We urge you to vote ‘FOR’ this proposal.”

MANAGEMENT’S STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

The Board of Directors favors a vote AGAINST the adoption of this proposal for the following reasons:

The Board of Directors takes seriously its role in establishing the Company’s policies and practices for the compensation of its executive officers, and this approach is reflected in great detail in the sections of this Proxy Statement entitled “Corporate Governance” and “Compensation Discussion and Analysis” (CD&A). Establishing the Company’s policies and practices is a lengthy, time-consuming process each year that involves many considerations by the Board and the Compensation & Benefits Committee of the Board, with the assistance of management and outside experts. In fulfilling their responsibilities, the members of the Board are mindful of the fiduciary duties they owe to the shareholders as their duly elected representatives and take the views expressed by shareholders into consideration. Given the broad range of issues and input around compensation, the Board believes that it is in the best position of all of stakeholders of the Company to make the difficult and complex decisions regarding the policies and practices for the compensation of its executive officers.

The addition of an advisory vote to “ratify and approve the board Compensation Committee Report and the executive compensation policies and practices as set forth in the Company’s [CD&A],” however well intentioned, would not assist the Board in carrying out its duties, and the voting results could easily be misconstrued. For example, a vote heavily in favor of the Company’s executive compensation policies and practices for a given year could lead management or the Board to ignore legitimate concerns expressed by a small minority of shareholders. Likewise, a vote heavily against the Company’s executive compensation policies and practices could be the by-product of events beyond the Company’s control, or a reaction to unrelated events at other companies, and have the effect of pressuring management and the Board to make changes to the Company’s executive compensation policies and practices that are not in the long-term interests of the Company or its shareholders.

The Board believes that the results of any vote for or against the Company’s executive compensation policies and practices, without comprehensive analysis of the component parts of those policies and practices, would be overly simplistic and would not give the Board useful insight into what particular aspects of the Company’s executive compensation policies and practices need to be addressed or how to address them. In addition, the “all or nothing” nature of such a referendum could have the effect of unnecessarily making executive compensation a divisive issue, particularly in years when the Company and the industry in which it competes face a difficult external environment.

The Board believes that the best and most constructive means shareholders have of expressing concerns regarding executive compensation, or any other aspect of the Company’s business, is through direct communication with the Board, the process for which is described in the section entitled “Corporate Governance — Communication with the Board” appearing on page 17 of this Proxy Statement. This avenue of direct communication empowers any shareholder to clearly articulate their concerns about matters of importance in a way that the Board can evaluate, follow up with the shareholder when appropriate, and take action when deemed necessary. The Board strongly encourages shareholders to use this important tool in the governance process.

It is, therefore, recommended that shareholders vote AGAINST this proposal.

OTHER MATTERS

The Board of Directors does not intend to bring other matters before the meeting except items incident to the conduct of the meeting, and the Company has not received timely notice from any shareholder of an intent to present a proposal at the meeting. On any matter properly brought before the meeting by the Board or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Electronic Voting Instructions
You can vote via Internet or
by telephone! Available 24 hours
a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. You may also vote in person at the meeting.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Your telephone or Internet vote must be received by 11:00 p.m., Eastern Time, on April 23, 2008.

Vote via Internet
•	Log on to the Internet and go to www.investorvote.com/JNJ
•	Follow the steps outlined on the secured website.

Vote by telephone
•	Within the US, Canada & Puerto Rico, call toll free 1-800-652-VOTE (8683) on a touch tone telephone. There is NO CHARGE to you for the call.
•	Outside the US, Canada & Puerto Rico, call 1-781-575-2300 on a touch tone telephone. Standard rates will apply.
•	Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA INTERNET OR BY TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals
The Board of Directors recommends a vote FOR Proposal 1.

1.	Election of Directors:
	01 — Mary Sue Coleman	02 — James G. Cullen	03 — Michael M. E. Johns
	04 — Arnold G. Langbo	05 — Susan L. Lindquist	06 — Leo F. Mullin
	07 — Wiliam D. Perez	08 — Christine A. Poon	09 — Charles Prince
	10 — Steven S Reinemund	11 — David Satcher	12 — William C. Weldon

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees

☐	For All EXCEPT — To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.
The Board of Directors recommends a vote FOR Proposal 2.

		For	Against	Abstain
2.	Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 3.

		For	Against	Abstain
3.	Advisory Vote on Executive Compensation Policies and Disclosure	☐	☐	☐
Non-Voting Items

	Yes		Yes
Request for Admission Ticket to Annual Meeting	☐	Special Action — Discontinue Annual Report Mailing for this Account	☐
Request for Guest Ticket to Annual Meeting	☐

Change of Address — Please print new address below.

Comments — Please print your comments below.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.
Signature 1 — Please keep signature within the box.
Signature 2 — Please keep signature within the box.

ELECTRONIC DELIVERY OF PROXY MATERIALS
Sign up to receive next year’s annual report and proxy materials via the Internet. Next year when the materials are available, we will send you an e-mail with instructions which will enable you to review these materials online.
•	Registered shareholders, to sign up for this optional service, visit www.computershare.com/us/ecomms.

•	Employee savings plan holders, to sign up for this optional service, visit www.econsent.com/JNJ.
JOHNSON & JOHNSON EMPLOYEE SAVINGS PLANS
If you are an employee and hold stock in one of the Johnson & Johnson employee savings plans, this proxy card covers those shares held for you in your savings plan, as well as any other shares registered in your own name. By signing and returning this proxy card (or voting by telephone or via the Internet), you will authorize the trustee of your savings plan to vote those shares held for you in your savings plan as you have directed.
▼ IF YOU HAVE NOT VOTED VIA INTERNET OR BY TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Johnson & Johnson

Notice of 2008 Annual Meeting of Shareholders
Hyatt Regency Hotel
Two Albany Street, New Brunswick, NJ
Proxy Solicited by Board of Directors for Annual Meeting — April 24, 2008, 10:00 a.m., Eastern Time
The signatory hereto hereby appoints D. J. Caruso and R. C. Deyo and each or either of them as Proxies, with full power of substitution and revocation, to represent the signatory hereto and to vote all shares of the Common Stock of Johnson & Johnson which the signatory hereto is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on April 24, 2008 at 10:00 a.m. at the Hyatt Regency Hotel, Two Albany Street, New Brunswick, New Jersey, and any adjournments or postponements thereof, upon the matters listed on the reverse side hereof and, in their discretion, upon such other matters as may properly come before the meeting. The Proxies appointed hereby may act by a majority of said Proxies present at the meeting (or if only one is present, by that one).
Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR election of all Director nominees, FOR proposal 2 and AGAINST proposal 3.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side.)